                                                                  Exhibit (a)(1)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
          (including the associated Preferred Share Purchase Rights)
                                      and
          All Outstanding Shares of ESOP Convertible Preferred Stock
                                      of
                            TJ International, Inc.
                                      at
                             $42.00 Net Per Share
                                      by
                                  WTJ, Inc.,
                         a wholly owned subsidiary of
                             Weyerhaeuser Company

                                ---------------

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 P.M., NEW YORK CITY TIME,
               ON JANUARY 5, 2000 UNLESS THE OFFER IS EXTENDED.
                                ---------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST 50.1% OF ALL OUTSTANDING COMMON SHARES (AS DEFINED HEREIN) ON A FULLY DILUTED BASIS AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER SHALL HAVE EXPIRED OR BEEN TERMINATED.
                                ---------------

THE BOARD OF DIRECTORS OF TJ INTERNATIONAL, INC. (THE "COMPANY") UNANIMOUSLY
(1) APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), (2) DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING EACH OF THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND (3) RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.
                                ---------------

                                   IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder's Common Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), and any other required documents to the Depositary (as defined herein) and deliver the certificates for such Common Shares to the Depositary along with the Letter of Transmittal (or such facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2, deliver an Agent's Message (as defined herein) and any other required documents to the Depositary and deliver such Common Shares pursuant to the procedures for book-entry transfer described in
Section 2, in each case prior to the expiration of the Offer, or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Common Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Common Shares.

A stockholder who desires to tender Common Shares and whose certificates for such Common Shares are not immediately available or who cannot comply in a timely manner with the procedures for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Common Shares by following the procedures for guaranteed delivery described in Section 2.

The Preferred Shares may be tendered only by the trustee for the Company's Investment Plan (as defined herein). Accordingly, holders of beneficial interests in the Preferred Shares who wish to tender such Shares should do so by delivering appropriate instructions to the trustee.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to Georgeson Shareholder Communications Inc. (the "Information Agent") or to Morgan Stanley & Co. Incorporated (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                                ---------------

                     The Dealer Manager for the Offer is:

                          MORGAN STANLEY DEAN WITTER

November 30, 1999

                               TABLE OF CONTENTS

 INTRODUCTION..............................................................    1

 THE TENDER OFFER..........................................................    3

  1. Terms of the Offer...................................................     3
  2. Procedure for Tendering Shares.......................................     4
  3. Withdrawal Rights....................................................     7
  4. Acceptance for Payment and Payment...................................     8
  5. Certain U.S. Federal Income Tax Consequences.........................     8
  6. Price Range of the Common Shares; Dividends on the Shares............    10
  7. Effect of the Offer on the Market for the Common Shares; Share
     Quotation; Exchange Act Registration; Margin Regulations.............    10
  8. Certain Information Concerning the Company...........................    11
  9. Certain Information Concerning the Purchaser and Weyerhaeuser........    13
 10. Source and Amount of Funds...........................................    14
 11. Contacts and Transactions with the Company; Background of the Offer..    14
 12. Purpose of the Offer; the Merger Agreement; the Partnership
     Agreement; Certain Other Agreements..................................    20
 13. Dividends and Distributions..........................................    37
 14. Certain Conditions of the Offer......................................    37
 15. Certain Legal Matters................................................    39
 16. Fees and Expenses....................................................    42
 17. Miscellaneous........................................................    42

SCHEDULE I--Directors and Executive Officers of Weyerhaeuser and the Purchaser.

To the Holders of Common Stock and
 ESOP Convertible Preferred Stock
 of TJ INTERNATIONAL, INC.:

                                 INTRODUCTION

  WTJ, Inc., a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of Weyerhaeuser Company, a Washington corporation ("Weyerhaeuser"), hereby offers to purchase all the issued and outstanding (i) shares (the "Common Shares") of Common Stock, par value $1.00 per share (the "Common Stock"), of TJ International, Inc., a Delaware corporation (the "Company"), together with the associated Preferred Share Purchase Rights (the "Rights") issued pursuant to the Company's Rights Agreement dated August 26, 1999 (as amended from time to time, the "Rights Agreement"), at a price per Common Share (including the associated Rights) of $42.00 and (ii) shares (the "Preferred Shares" and, together with the Common Shares, the "Shares") of ESOP Convertible Preferred Stock (the "Preferred Stock" and, together with the Common Stock, the "Capital Stock") at a price per Preferred Share of $42.00, in each case, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with amendments or supplements hereto or thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references to Common Shares include the associated Rights, and all references to the Rights include the benefits that may enure to holders of the Rights pursuant to the Rights Agreement.

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), which is acting as Dealer Manager, First Chicago Trust Company of New York, which is acting as the Depositary (the "Depositary"), and Georgeson Shareholder Communications Inc., which is acting as the Information Agent, incurred in connection with the Offer. See Section 16.

  The Offer is being made pursuant to the Agreement and Plan of Merger dated as of November 23, 1999 (the "Merger Agreement"), among Weyerhaeuser, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a subsidiary of Weyerhaeuser. At the election of Weyerhaeuser, any direct or indirect subsidiary of Weyerhaeuser may be substituted for the Purchaser as a constituent corporation in the Merger.

  The Board of Directors of the Company unanimously (i) approved the Merger Agreement, the Offer and the Merger, (ii) determined that the transactions contemplated by the Merger Agreement, including each of the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders and (iii) recommends that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer. The factors considered by the Board of Directors of the Company in arriving at its decision to approve the Merger Agreement, the Offer and the Merger and recommending that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer, are described in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company together with this Offer to Purchase.

  Goldman, Sachs & Co. ("Goldman Sachs") has acted as the Company's financial advisor. Goldman Sachs delivered its written opinion to the Board of Directors of the Company that, as of November 23, 1999, the $42.00 per share proposed to be paid by the Purchaser in the Offer and the Merger to the holders of Common Shares was fair from a financial point of view to such holders. The entire text of the opinion, which sets forth assumptions made, matters considered and limitations in connection with the opinion is attached as Annex B to the
Schedule 14D-9 mailed to stockholders. The opinion of Goldman Sachs referred to herein does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Offer. Stockholders are urged to, and should, read such opinion carefully in its entirety.

  The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section
1) that number of Shares that would represent at least 50.1% of the Fully Diluted Shares (as defined in Section 14) on the date of purchase (the "Minimum Condition"), and (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. See Sections 1, 12 and 14.

  In the Merger, each issued Share (other than Shares owned by Weyerhaeuser, the Purchaser or the Company or any wholly owned subsidiary of Weyerhaeuser, the Purchaser or the Company or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into an amount in cash equal to the Offer Price, without interest thereon. Consummation of the Merger is subject to a number of conditions, including approval by stockholders of the Company if such approval is required under applicable law. In order to consummate the Merger without the approval of stockholders of the Company, Weyerhaeuser and the Purchaser will need to own at least 90% of the outstanding Common Shares and 90% of the outstanding Preferred Shares. Section 12 more fully describes the requirements for consummating a merger under Delaware law and the terms of the Merger Agreement.

  The Company has informed the Purchaser that, as of November 17, 1999, there were 15,513,496 Common Shares and 1,097,719 Preferred Shares issued and outstanding and 1,671,436 Common Shares reserved for issuance upon the exercise of outstanding options or other rights to purchase Shares from the Company. Based upon the foregoing and assuming that no Shares are otherwise issued after November 17, 1999 (except upon the exercise of such options or the conversion of the Preferred Shares), there will be 18,282,651 Fully Diluted Shares outstanding and the Minimum Condition will be satisfied if at least 9,159,609 Shares are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Fully Diluted Shares outstanding on the date that the Purchaser accepts Shares for payment pursuant to the Offer. If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company. See Section 12.

  Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

1. Terms of the Offer

  Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 8:00 p.m., New York City time, on Wednesday, January 5, 2000, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

  In the Merger Agreement, the Purchaser has agreed that, except as described below, it will not, without the consent of the Company, (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price, (c) modify or add to the conditions to the Offer (which are set forth in Section 14), (d) extend the Offer, (e) change the form of consideration payable in the Offer or (f) otherwise amend the Offer in any manner materially adverse to the holders of Shares. However, the Merger Agreement provides that, without the consent of the Company, the Purchaser may (i) extend the Offer, if, at the Expiration Date, any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived,
(ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (iii) extend the Offer for any term for a period (a "Weyerhaeuser Extension Period") of not more than ten business days beyond the latest expiration date that would otherwise be permitted or required under the terms of the Merger Agreement; provided, however, that if the Purchaser extends the Offer pursuant to clause (iii) of this sentence, it must waive during any such Weyerhaeuser Extension Period all conditions of the Offer set forth in Section 14 other than (x) the Minimum Condition and (y) the condition in paragraph (b) of Section 14 solely to the extent Weyerhaeuser and the Purchaser would otherwise violate any law in purchasing Common Shares pursuant to the Offer. If any of the conditions of the Offer set forth in Section 14 (other than the Minimum Condition) is not satisfied or waived on the Expiration Date of the Offer, then, if requested by the Company, the Purchaser must extend the Offer one or more times (the period of each such extension to be determined by the Purchaser) for up to 30 days in the aggregate for all such extensions, provided that at the time of such extension any such condition is reasonably capable of being satisfied. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Subject to the Merger Agreement (which, as described above, prohibits certain amendments to the Offer without the consent of the Company) and the applicable rules and regulations of the Commission, the Purchaser reserves the right (but is not obligated except as described below), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 have occurred, (a) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer.

  If by 8:00 p.m., New York City time, on Wednesday, January 5, 2000 (or any date or time then set as the Expiration Date), any of or all the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but is not obligated except as described below), subject to the Merger Agreement and to the applicable rules and regulations of the Commission, (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) to amend the Offer.

  Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-3(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer, and by the terms of the Merger Agreement, which require that the Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration Date.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1(b) and
(d) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, under Rule 14e-1(b) a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders.

  The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Procedure for Tendering Shares

  Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (a) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq Stock Market ("Nasdaq") is open for business.

  The Notice of Guaranteed Delivery may be delivered to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Distribution of Rights. Holders of Common Shares will be required to tender one Right for each Common Share tendered to effect a valid tender of such Common Share. Unless and until the Distribution Date (as defined in the Rights Agreement) occurs, the Rights are represented by and transferred with the Common Shares. Accordingly, if the Distribution Date does not occur prior to the Expiration Date of the Offer, a tender of Common Shares will constitute a tender of the associated Rights. If, however, pursuant to the Rights Agreement or otherwise, a Distribution Date does occur, certificates representing a number of Rights equal to the number of Common Shares being tendered must be delivered to the Depositary in order for such Common Shares to be validly tendered. If a Distribution Date has occurred, a tender of Common Shares without Rights constitutes an agreement by the tendering stockholder to deliver certificates representing a number of Rights equal to the number of Common Shares tendered pursuant to the Offer to the Depositary within three trading days after the date such certificates are distributed. The Purchaser reserves the right to require that it receive such certificates prior to accepting Common Shares for payment. Payment for Common Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of, among other things, such certificates, if such certificates have been distributed to holders of Common Shares. The Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer. The Rights Agreement has been amended as of November 23, 1999, to exempt the Merger Agreement, the Merger and the acquisition of Shares by Weyerhaeuser or the Purchaser pursuant to the Offer from the provisions of the Rights Agreement.

  Appointment. By executing a Letter of Transmittal (or a facsimile thereof), a tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after November 23, 1999. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Weyerhaeuser, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer or the Merger, a stockholder surrendering Shares in the Offer or the Merger must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer or Merger may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer or the Merger should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

  Preferred Shares. Preferred Shares may be tendered only by the trustee for the Company's Investment Plan. Accordingly, holders of beneficial interests in Preferred Shares who wish to tender such Shares should do so by delivering appropriate instructions to the trustee.

3. Withdrawal Rights

  Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 28, 2000.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer described in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be tendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Weyerhaeuser, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. Acceptance for Payment and Payment

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. The Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duty executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, with respect to such Shares and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares we are actually received by the Depositary.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 2, such Shares will be confirmed to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Weyerhaeuser, or to one or more direct or indirect wholly owned subsidiaries of Weyerhaeuser, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. Certain U.S. Federal Income Tax Consequences

  The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be.

  If Shares are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss, and will be long-term capital gain or loss if the stockholder's holding period for the Shares exceeds one year. Certain noncorporate stockholders will be eligible for a maximum U.S. federal income tax rate of 20% on long-term capital gain. In addition, the deductibility of capital losses is subject to limitations for both individuals and corporations.

  A stockholder that tenders or converts Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. Exemptions are available for stockholders that are corporations and for certain foreign individuals and entities. A stockholder that does not furnish a required TIN may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2.

  If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a federal income tax return.

  The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions and may not apply to a holder of Shares in light of its individual circumstances. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

6. Price Range of the Common Shares; Dividends on the Shares

  The Common Shares are traded on the Nasdaq under the symbol TJCO. The Preferred Shares are not listed for public trading on any market. The following table sets forth, for each quarter of the calendar years indicated, the high and low sales prices per Common Share on the Nasdaq and the amount of cash dividends paid per Common Share.

                            TJ INTERNATIONAL, INC.

                                                                  Common Stock
                                                    High   Low   Cash Dividends
                                                   ------ ------ --------------
   1997:
    First Quarter................................. $23.50 $18.00     $0.055
    Second Quarter................................  24.38  18.75      0.055
    Third Quarter.................................  17.13  22.22      0.055
    Fourth Quarter................................  27.75  22.00      0.055
   1998:
    First Quarter.................................  34.50  22.38      0.055
    Second Quarter................................  33.75  27.13      0.055
    Third Quarter.................................  31.25  18.63      0.055
    Fourth Quarter................................  29.50  16.50      0.055
   1999:
    First Quarter.................................  27.00  21.25      0.055
    Second Quarter................................  33.88  23.50      0.055
    Third Quarter.................................  33.50  24.88      0.055
    Fourth Quarter (through November 29, 1999)....  42.00  24.88        --

  On November 22, 1999, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Common Shares on the Nasdaq was $32.25 per share. On November 29, 1999, the last full trading day before commencement of the Offer, the last reported sales price of the Common Shares on the Nasdaq was $41.63 per share. Stockholders are urged to obtain current market quotations for the Common Shares.

  All Preferred Shares are held by the trustee under the Company's Investment Plan for the benefit of participants in such plan and are not publicly traded. Each Preferred Share is entitled to receive an annual dividend of $1.065, and no dividends can be paid on Common Shares until all dividends then due and payable on Preferred Shares have been paid. The Merger Agreement permits the Company to continue to pay regular quarterly dividends on the Common Shares of not more than $0.055 per Share and regular annual cash dividends on the Preferred Shares of not more than $1.065 per share. The payment of dividends on the Common Shares is a matter for the discretion of the Board of Directors of the Company and is subject to customary restrictions thereon.

7. Effect of the Offer on the Market for the Common Shares; Share Quotation; Exchange Act Registration; Margin Regulations

  Market for the Shares. The purchase of Common Shares pursuant to the Offer will reduce the number of holders of Common Shares and the number of Common Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Common Shares held by the public.

  Share Quotation. Depending upon the number of Common Shares purchased pursuant to the Offer, the Common Shares may no longer meet the requirements of the Nasdaq for continued listing. According to the Nasdaq's published guidelines, the Nasdaq would consider delisting the Common Shares if, among other things, the total number of round-lot stockholders (including both holders of record and beneficial holders of stock) were to fall below 300, or the number of publicly held Common Shares (exclusive of management or other concerned holdings) were to fall below 500,000 or the aggregate market value of publicly held Common Shares were to not exceed $1 million. According to the Company, as of November 24, 1999, there were approximately 1,712 holders of record of Common Shares. If, as a result of the purchase of Common Shares pursuant to the Offer or otherwise, the Common Shares no longer meet the requirements of the Nasdaq for continued listing and the Common Shares are no longer listed, the market for Common Shares would be adversely affected.

  If the Nasdaq were to delist the Common Shares, it is possible that the Common Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through other sources. The extent of the public market for the Common Shares and the availability of such quotations would, however, depend upon the number of holders of Common Shares remaining at such time, the interests in maintaining a market in Common Shares on the part of securities firms, the possible termination of registration of the Common Shares under the Exchange Act, as described below, and other factors.

  Exchange Act Registration. The Common Shares are currently registered under the Exchange Act. Registration of the Common Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Common Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

  If registration of the Common Shares is not terminated prior to the Merger, then the Common Shares will be delisted from all stock exchanges and the registration of the Common Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Common Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Share. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Common Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning the Company

  The Company is a Delaware corporation with its principal offices at 200 East Mallard Drive, Boise, Idaho 83706. The Company has a 51% partnership interest in, and is the general and managing partner of, Trus Joist MacMillan a Limited Partnership, a Delaware limited partnership (the "Partnership"), a manufacturer and marketer of engineered lumber products.

  Historical Financial Information. Set forth below is certain selected financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 1999 (the "Company 1998 10-K") and the Company's Quarterly Report on Form 10-Q for the three fiscal quarters ended October 2, 1999 (the "Company 1999 10-Q"). More comprehensive financial information is included in the Company 1998 10-K, the Company 1999 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to the Company 1998 10-K, the Company 1999 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Company 1998 10-K, the Company 1999 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                            TJ INTERNATIONAL, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
        (amounts in thousands except per share amounts and percentages)

                             Fiscal year ended and as     Three fiscal quarters
                                        of                   ended and as of
                            ----------------------------  ---------------------
                             Jan 2     Jan 3     Dec 28     Oct 2      Oct 3
                              1999      1998      1996       1999       1998
                            --------  --------  --------  ---------- ----------
                                                               (unaudited)
Sales.....................  $778,063  $706,316  $ 57,166  $  672,900 $  601,613
Income from continuing
 operations...............    28,842    27,525    16,175      24,882     22,838
Net income................    28,842    27,525    16,175      24,882     22,838
Net income from continuing
 operations per share
  Basic...................      1.69      1.55      0.88        1.56       1.32
  Diluted.................      1.57      1.44      0.88        1.44       1.23
Weighted average number of
 shares outstanding
  Basic...................    16,464    17,156    17,277      15,511     16,711
  Diluted.................    17,927    18,663    18,853      16,931     18,219
Cash dividends declared
 per common share.........  $   0.22  $   0.22  $   0.22  $    0.165 $    0.165
Working capital, excluding
 discontinued operations..   241,843   219,205   116,862     225,797    223,350
Total assets..............   730,939   712,104   599,815     749,077    727,951
Long term debt, excluding
 current portion..........   142,390   142,390    88,140     142,390    142,390
Stockholders' equity......   232,805   241,412   228,070     249,357    225,264
Net book value per share..     14.78     14.16     13.03         --         --
Return from continuing
 operations on average
 stockholders' equity.....      12.2%     11.7%      7.4%        --         --

  Certain Forecast Information. During the course of due diligence discussions between representatives of Weyerhaeuser and the Company that were conducted after Weyerhaeuser had made its proposal of $42 per share, the Company provided Weyerhaeuser or its representatives with certain non-public business and financial information about the Company. The following is a summary of certain selected projected financial information provided by the Company (the "Projections"). The Company advised Weyerhaeuser that in preparing the Projections, the Company assumed, among other matters, (1) that the housing market would continue to be strong, with only mild declines in housing starts through 2001 with a significant recession assumed beginning in 2002, and recovery beginning in 2003; (2) that engineered lumber products would continue to replace regular lumber products and increase market penetration; (3) that the Company would continue its value-added marketing strategy; (4) a reduction of prices of raw materials (primarily oriented strand board and veneer) due to reduced demand as residential construction activity slows, with a more significant decline in 2002 due to the assumed recession; (5) a continuation of the trend in the reduction of manufacturing costs in new technology plants, combined with continued growth in acceptance of the Company's new technology products; (6) the leveraging of the Company's sales, general and administrative expenses over an increasing sales base, thus reducing those expenses as a percentage of sales; and (7) capital expenditures estimated to average approximately $90 million per year over the four-year period represented by the Projections.

                             TRUS JOIST MACMILLAN
                            TJ INTERNATIONAL, INC.
                       SELECTED CONSOLIDATED PROJECTIONS
                             (amounts in millions)

                                                              Fiscal year
                                                        -----------------------
                                                        2000  2001  2002  2003
                                                        ---- ------ ---- ------
     Partnership net sales............................. $933 $1,019 $970 $1,189
     Partnership net operating profit..................  132    151  122    173
     Partnership net income............................  125    151  123    176
     Company net income................................   44     53   44     61

The Company has advised the Purchaser and Weyerhaeuser that it does not as a matter of course make public any projections as to future performance or earnings, and the Projections are included in this Offer to Purchase only because the information was provided to Weyerhaeuser. The Projections have not been adjusted to reflect the effects of the Offer or the Merger including, without limitation, the effect of the announcement of execution of the Merger Agreement on existing and future collaborations of the Company. The Projections should be read together with the other information contained in this Section 8.

  The Projections were prepared by the Company and were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Projections. The Projections reflect numerous assumptions (not all of which were stated in the Projections and not all of which were provided to Weyerhaeuser), all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond the Company's control and none of which were subject to approval by Weyerhaeuser or the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will prove accurate, and actual results may be materially greater or less than those contained in the Projections. The inclusion of the Projections herein should not be regarded as an indication that any of Weyerhaeuser, the Purchaser or their respective representatives considered or consider the Projections to be a reliable prediction of future events, and the Projections should not be relied upon as such. None of Weyerhaeuser, the Purchaser or their respective representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Projections. None of Weyerhaeuser, the Purchaser or any of their representatives has made, or makes, any representation to any person regarding the information contained in the Projections, and none of them intends to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error.

  Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's stockholders and filed with the Commission. Such information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor. New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that date file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's Web site address, http://www.sec.gov.

  Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Weyerhaeuser do not have any knowledge that any such information is untrue, neither the Purchaser nor Weyerhaeuser takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. Certain Information Concerning the Purchaser and Weyerhaeuser

  The Purchaser, a Delaware corporation that is a wholly owned subsidiary of Weyerhaeuser, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located at the principal office of Weyerhaeuser. All outstanding shares of capital stock of the Purchaser are owned by Weyerhaeuser.

  Weyerhaeuser is a Washington corporation with its principal office located at 33663 Weyerhaeuser Way South, Federal Way, Washington 98003. Weyerhaeuser is one of the largest integrated forest products companies, engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, real estate development and construction and other real estate activities.

  Available Information. Weyerhaeuser is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning Weyerhaeuser's directors and officers, their remuneration, stock options and other matters, the principal holders of Weyerhaeuser's securities and any material interest of such persons in transactions with Weyerhaeuser is required to be disclosed in proxy statements distributed to Weyerhaeuser's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission in the same manner as is set forth with respect to the Company in
Section 8.

10. Source and Amount of Funds

  The Purchaser estimates that the total amount of funds required to purchase pursuant to the Offer the number of Shares that are outstanding on a fully diluted basis and to pay fees and expenses related to the Offer and the Merger will be approximately $780 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution or loan from Weyerhaeuser. Weyerhaeuser intends to fund this capital contribution or loan from existing cash on hand.

11. Contacts and Transactions with the Company; Background of the Offer

  Background of the Offer. On June 20, 1999, Weyerhaeuser, an indirect wholly owned subsidiary of Weyerhaeuser and MacMillan Bloedel Limited ("MB") entered into a merger agreement (the "MB Agreement") providing for a plan of arrangement under Canadian law involving MB in which MB would become an indirect wholly owned subsidiary of Weyerhaeuser (the "MB Transaction"). The MB Transaction was consummated on November 1, 1999. MB is now an indirect, wholly-owned subsidiary of Weyerhaeuser named Weyerhaeuser Company Limited ("WCL").

  MacMillan Bloedel America Inc. ("MBA"), a wholly owned subsidiary of MB, holds a 49% limited partnership interest in the Partnership. The Company holds a 51% interest in the Partnership and is the general and managing partner of the Partnership. See Section 8 and Section 12--"Partnership Agreement". Weyerhaeuser is a principal supplier of material and products to, and Weyerhaeuser and WCL are principal distributors of products produced by, the Partnership. See "Transactions with the Company" below.

  On June 11, 1999, Mr. William R. Corbin, Executive Vice President of Weyerhaeuser, and Mr. Keith Purchase, Executive Vice President and Chief Operating Officer of MB, met with Mr. Thomas H. Denig, President and Chief Executive Officer of the Company, to inform him of the anticipated MB Transaction. At this meeting, Mr. Purchase proposed that the Company waive any right that it might have to purchase MBA's 49% partnership interest as a result of the MB Transaction.

  On June 13 and June 14, 1999, Mr. Steven R. Rogel, President and Chief Executive Officer of Weyerhaeuser, and Mr. Denig discussed the anticipated MB Transaction and its potential impact on the Partnership. Mr. Denig stated that the Company had retained financial and legal advisors to assist the Company in analyzing its options in light of the proposed MB Transaction. Mr. Rogel stated that Weyerhaeuser did not believe that the consummation of the MB Transaction would give rise to any rights of the Company under the Partnership Agreement. Mr. Denig, however, stated that the Company believed that the MB Transaction would give the Company the rights provided in the Partnership Agreement upon a change of control of a partner, including the right to purchase MBA's interest in the Partnership. See Section 12--"Partnership Agreement". Messrs. Rogel and Denig agreed that they should meet with other senior officers of each of their respective companies to discuss the future of the Partnership after the MB Transaction. Mr. Denig suggested that the two companies enter into a confidentiality and standstill agreement before discussing the various options that might be available and sent a form of agreement to Mr. Rogel on June 14, 1999. This confidentiality and standstill agreement was never executed by Weyerhaeuser.

  Following the June 14 telephone conversation between Messrs. Rogel and Denig, there were conversations between Goldman Sachs, the Company's financial advisor, and Morgan Stanley & Co. ("Morgan Stanley"), Weyerhaeuser's financial advisor, regarding these matters.

  Messrs. Rogel and Denig spoke again by telephone on June 17, 1999, regarding the conversations between the financial advisors to the two companies and the confidentiality and standstill agreement proposed by the Company. Mr. Rogel stated that Weyerhaeuser was not willing to enter into such an agreement. Mr. Denig stated that, after consulting with members of the Board of Directors of the Company, he did not believe that consolidation with Weyerhaeuser was the Company's preferred alternative, but that he would take any compelling offer by Weyerhaeuser to acquire the Company to the Company's Board of Directors for consideration. In addition, Mr. Denig indicated that absent such a transaction, the Company would determine what alternatives to pursue under the Partnership Agreement (as defined below).

  On June 21, 1999, following execution of the MB Agreement the MB Transaction was publicly announced.

  On July 7, 1999, Messrs. Rogel and Denig met in Seattle, Washington, with Mr. Corbin and Mr. Jody B. Olson, Vice President of the Company, to discuss the future of the Partnership, strategies for growth of the Partnership's business and the future relationships between the Company and Weyerhaeuser and MB. Mr. Denig stated that although the Company was still reviewing its options and no decision had been reached, in his view there were three viable alternatives: the Company would purchase MBA's 49% partnership interest, Weyerhaeuser would acquire the Company or MBA would significantly reduce its interest in the Partnership and relinquish certain rights under the Partnership Agreement.

  On July 22, 1999, Messrs. Rogel, Denig and Olson and Mr. William C. Stivers, Executive Vice President and Chief Financial Officer of Weyerhaeuser, met in Seattle. The Weyerhaeuser representatives stated that an acquisition of the Company was Weyerhaeuser's strongly preferred alternative and indicated that Weyerhaeuser was considering a purchase price for the Shares in the mid-$30's range. The Weyerhaeuser representatives indicated that although Weyerhaeuser preferred a cash transaction, it would be willing to consider a tax-deferred transaction with the Company involving Weyerhaeuser stock. At this meeting, in addition to discussing other alternatives, Messrs. Denig and Olson proposed a structure in which the Company would acquire MBA's Partnership interest on a tax-advantaged basis. Subsequently Morgan Stanley informed Goldman Sachs that Weyerhaeuser had no interest in such a transaction.

  On September 3, 1999, Messrs. Rogel and Corbin met with Messrs. Denig and Olson in Boise, Idaho. Mr. Rogel stated that Weyerhaeuser did not agree with the Company's assessment of alternatives available to the parties and stated that continuation of the Partnership in its current form also should be considered. They again stated that Weyerhaeuser did not agree that the Company would have an option to purchase MBA's Partnership interest as a result of the MB Transaction. Mr. Rogel emphasized the strategic importance to Weyerhaeuser of the engineered wood products business and stated that Weyerhaeuser would be prepared to offer $36 per Share to acquire all the outstanding Shares of the Company. Mr. Denig stated that he did not view that offer as compelling compared to the other alternatives he believed were available to the Company and suggested that the respective financial advisors to the two companies meet to discuss the business and operational assumptions underlying their respective valuations of the Company. Mr. Denig also indicated that the Company would continue to work on the alternative of exercising its rights under the Partnership Agreement to acquire MBA's interest in the Partnership, but that he did not believe that the continuation of the Partnership in its then current form following consummation of the MB Transaction would be an acceptable alternative for the Company and its stockholders given Weyerhaeuser's potential influence on the Company in such a circumstance.

  On September 21 and October 1, 1999, the financial advisors to the Company and Weyerhaeuser met to discuss their respective views on valuation. During this period, Goldman Sachs advised Morgan Stanley that the Company did not intend to pursue a transaction of $36 per Share in light of its other alternatives. On October 11, 1999, Morgan Stanley advised Goldman Sachs that Weyerhaeuser did not intend to discuss any changes in its proposal to acquire the Company until it received the Company's view as to an appropriate acquisition price. Morgan Stanley further stated that Weyerhaeuser wished to wait until after the MB Transaction was consummated to pursue further discussions with the Company. In a telephone conversation with Mr. Denig on October 19, 1999, Mr. Rogel reiterated these statements.

  The MB Transaction was consummated on November 1, 1999. That evening, Messrs. Rogel, Stivers and Corbin met with Messrs. Denig and Olson and Ms. Valerie A. Heusinkveld, Vice President and Chief Financial Officer of the Company, in Seattle, Washington. At this meeting the Company representatives discussed certain of the assumptions underlying Weyerhaeuser's $36 per Share proposal. The Company representatives presented reasons why they believed a higher price was justified for the Shares. At the end of this meeting, Messrs. Rogel and Denig met separately and Mr. Rogel proposed a $40 per Share price to acquire the Company. Mr. Denig indicated that he would not be willing to support such a proposal.

  On November 3, 1999, Mr. Denig invited Mr. Rogel to visit the Company's Deerwood, Minnesota, facility the following weekend. On November 7, 1999, during the visit to the Deerwood facility, Messrs. Rogel and Denig again discussed the acquisition of the Company by Weyerhaeuser, and Mr. Denig indicated that he might be prepared to support a transaction at $43 per Share. Mr. Rogel indicated that Weyerhaeuser was not prepared to raise its price above $40 per Share although Weyerhaeuser would be willing to consider using consideration consisting of 50% Weyerhaeuser stock. Mr. Denig indicated that the Company's Board of Directors would meet on November 11 and that he would inform the Board of Directors of his most recent discussions with Mr. Rogel.

  On November 10, 1999, Mr. Rogel sent the following letter to Mr. Denig:

  "November 10, 1999

  Mr. Tom Denig
  TJ International
  200 East Mallard Drive
  Boise, Idaho 83706

  Dear Tom:

    Following our recent discussions regarding the combination of TJ International (TJI) and Weyerhaeuser Company (Weyerhaeuser), I wanted to reemphasize, on behalf of Weyerhaeuser and its board of directors, our strong interest in pursuing a transaction between our two companies. We believe that the combination of our companies is mutually beneficial for all of our shareholders. As we discussed, in order to avoid any miscommunication, I felt it important to commit to paper the proposal we are making.

    After carefully considering all of the information discussed in our various meetings and taking into account all of the potential synergies and operating improvements that are realistically achievable, we propose to purchase TJI for cash at a price of $40.00 for each share of TJI common stock. Alternatively, as you have indicated a preference for a stock component, we also would consider a transaction with one-half of the consideration in cash and one-half in Weyerhaeuser common stock. This alternative transaction would be structured as a cash tender at $40.00 for half of the outstanding TJI common stock followed by a second step merger of 0.6375 shares of Weyerhaeuser common stock for each remaining share of TJI common stock, based on Weyerhaeuser's closing price yesterday of $62.75. This proposal assumes there are approximately 18.3 million shares of TJI common stock outstanding on a fully diluted basis.

    We believe this offer creates superior value for your shareholders versus other options available to TJI. This significant premium we are offering represents an up-front payment to your shareholders for the synergies and operating improvements we expect to achieve. Our proposal represents a 30% premium to the closing price of TJI common stock on November 9, 1999, and a 50% premium to TJI's stock price before the announcement of our merger with MacMillan Bloedel. In addition our offer represents substantial premiums of 50%, 52% and 81% to TJI's 1-, 2- and 5-year average stock prices, respectively, as well as a meaningful premium to the long-term price targets of research analysts who cover TJI. In addition to the premium, if a component of Weyerhaeuser common stock is included, TJI shareholders would have a tax-deferred transaction on the stock received, a currency with significant liquidity, and an enhanced dividend with pickup of more than 130%. TJI shareholders who choose to receive common stock will also benefit from the substantial upside in Weyerhaeuser common stock as we realize benefits from the pulp and paper cycle as well as the benefits from our recent merger with MacMillan Bloedel and a combination with TJI.

    In analyzing your business, we have adopted an aggressive view of the future prospects for engineered wood products and TJI's position in the market. We have projected operating parameters that exceed TJI's historical performance. Given the strategic alliance between Weyerhaeuser and TJI signed in 1993 and the close working relationship between our two companies, we believe we have fully accounted for all potential synergies. Furthermore, now that we have completed our transaction with MacMillan Bloedel, Weyerhaeuser is responsible for distributing and providing in-market support for products generating over 60% of your revenues, a system that would be time consuming and difficult to replicate. For these and other reasons, we are convinced that a combination of TJI and Weyerhaeuser will generate the highest value for TJI shareholders relative to any other alternative.

    As we indicated in recent meetings, and you and I discussed this past Monday, this price reflects our full valuation of TJI and is not negotiable. We are willing to proceed at this price only if we can achieve a prompt, negotiated transaction. We are prepared to negotiate a definitive merger agreement with you and to commence a tender offer quickly. To that end we are in position to promptly deliver the merger agreement once we hear back affirmatively from you after your board meeting. We could concurrently commence our confirmatory due diligence process which we expect could be completed within one week with your full cooperation. As part of the agreement, we will require the strong and full commitment of insiders to this transaction, customary no-shop provisions and a break-up fee of $30 million. We anticipate the transaction will be subject only to customary closing conditions, including regulatory approvals and clearances.

    Given the significance to TJI of our proposal, the premium to TJI's recent and historical trading prices and the strategic alternatives available to TJI, we expect that our proposal will be carefully considered by the TJI board.

    We look forward to hearing from you shortly.

                                          Very truly yours,

                                          Steven R. Rogel
                                          Chairman, President & CEO"

  On November 11, 1999, following a meeting of the Company's Board of Directors, Mr. Rogel received a call from Mr. Dan Nelson and Mr. J. L. Scott, two directors of the Company. They indicated that if Weyerhaeuser were prepared to increase the price in its proposal to $42 per Share, in their view, the Company's Board would support a transaction at $42 per Share. These directors did not discuss any of the other conditions set forth in this Weyerhaeuser letter of November 10, 1999.

  On November 12, 1999, Mr. Rogel called Mr. Scott to advise him that he would discuss a price of $42 per Share with the Board of Directors of Weyerhaeuser on November 15 and that he would be in a position to respond on November 16, 1999. Mr. Rogel stated that any increase by Weyerhaeuser above its proposed price of $40 per Share would have to be on an all-cash basis.

  On November 15, 1999, the Board of Directors of Weyerhaeuser approved a cash offer price of $42 per Share.

  On November 16, 1999, Mr. Rogel called Mr. Scott and stated that Weyerhaeuser was willing to offer $42 per Share in an all-cash transaction subject to certain other terms. Mr. Rogel then called Mr. Denig and confirmed Weyerhaeuser's willingness to proceed with a transaction on this basis.

  Later on November 16, 1999, Mr. Rogel sent the following letter to Mr.
Denig:

  "November 16, 1999

  Mr. Tom Denig
  TJ International
  200 East Mallard Drive
  Boise, Idaho 83706

  Dear Tom:

    Following up on my conversation earlier today with Joe Scott, I wanted to reemphasize Weyerhaeuser Company's strong interest in pursuing a combination with TJ International (TJI). The Weyerhaeuser Company (Weyerhaeuser) board has unanimously authorized me to pursue a transaction between our two companies and is convinced that the union would further strengthen our combined leadership position in the engineered wood products market.

    After thorough consideration and based on the terms outlined below, we have agreed to meet your price for TJI of $42.00 per share, payable solely in cash. As we discussed on the phone this morning, this meets the price you provided me to receive strong and unanimous board support for a cash transaction on the terms we have proposed. We believe this represents an extremely compelling transaction for your shareholders based on its substantial premium to TJI's recent and historical share price.

    The transaction would be structured as a cash tender offer for all of the outstanding common and preferred shares, followed by a second step merger for the remaining shares. In order to move quickly to completion, the Weyerhaeuser team is in place and prepared to commence confirmatory due diligence immediately. We would expect that with TJI's full cooperation a definitive agreement could be signed and announced next Monday as you suggested.

    In consideration for increasing our bid to $42.00 per share, Weyerhaeuser expects to receive the following terms (all of which are detailed in the draft merger agreement):

    . Strong support from TJI's insiders including shareholder agreements locking up insider shares;

    .  A break-up fee of $30 million payable under customary circumstances;

    .  A customary no-shop provision; and

    . A waiver of any buy/sell rights TJI may have under the Partnership Agreement as a result of the MacMillan-Bloedel transaction.

    An important reason why our Board is willing to increase the price to $42.00 per share is the ability to complete the tender offer and merger in approximately six weeks versus the several month process to complete the second step merger if a stockholder vote is required. In order to ensure the acquisition of 90% of each class of TJI's stock, the draft merger agreement will require a "share top up" provision. In addition, we will need to obtain and review a copy of TJI's ESOP Plan, which is not publicly available. Furthermore we expect full cooperation from TJI in structuring the transaction so that the ESOP and the ESOP convertible preferred stock does not limit our ability to use the "short form" merger procedure.

    As soon as we have confirmation from you following your Board meeting this morning, we will deliver a draft merger agreement. We believe it is in the best interests of both our companies for our discussions to be kept on a strictly confidential basis.

    We have been impressed by the strength of the management team and the significant steps you have taken to position the company for future growth. We are excited about the prospects of acquiring such an outstanding company with strong brand and product recognition. I believe a combination of TJI and Weyerhaeuser will create the leading engineered wood products company in the world.

                                          Very truly yours,

                                          Steven R. Rogel
                                          Chairman, President & CEO"

  Following a meeting of the Company's Board of Directors later that day, Mr. Denig informed Mr. Rogel that the Company was prepared to proceed with negotiation of a transaction at $42 per share assuming that the parties could agree to a mutually acceptable merger agreement.

  Later that evening, Weyerhaeuser and the Company entered into a confidentiality agreement covering non-public information to be provided to Weyerhaeuser by the Company on the evening of November 16. This agreement did not contain any standstill provisions restricting a unilateral offer by Weyerhaeuser.

  Counsel to Weyerhaeuser provided counsel to the Company with a draft form of Merger Agreement on November 16, 1999. During the period from November 17 until November 23, 1999, representatives of Weyerhaeuser and the Company and their respective financial and legal advisors negotiated the terms of the Merger Agreement, and Weyerhaeuser held meetings in Boise to conduct a due diligence investigation of the Company. On November 22, 1999, the Board of Directors of the Company met to approve the Merger Agreement. On November 23, the Merger Agreement was executed by Weyerhaeuser and the Company, and public announcement of the Merger Agreement was made prior to the opening of trading that day.

  Transactions with the Company. The Company holds a 51% partnership interest in and is the general and managing partner of, the Partnership. MBA, now a wholly owned subsidiary of Weyerhaeuser, owns the remaining 49% interest in the Partnership. The Partnership sells engineered lumber products to Weyerhaeuser and its subsidiaries (including WCL) in the ordinary course of business and on terms comparable to the Partnership's other customers. Sales to Weyerhaeuser and its subsidiaries (including WCL) were $418 million in the nine months ended September 30, 1999, $466 million in 1998, $424 million in 1997, and $357 million in 1996. Accounts receivable from Weyerhaeuser and its subsidiaries (including WCL) in connection with these transactions were $16.2 million at January 2, 1999, $17.4 million at January 3, 1998 and $16.7 million at December 28, 1996. A substantial portion of these transactions occurred pursuant to a strategic alliance between the Partnership and Weyerhaeuser's Building Materials Distribution Division pursuant to which the Partnership distributes its engineered wood products through Weyerhaeuser customer service centers and Weyerhaeuser has agreed not to actively market engineered wood products in direct competition with the Partnership's products. The distribution arrangement may be terminated by either party with two years' written notice.

  Pursuant to supply agreements, the Partnership purchases certain materials such as oriented strand board from Weyerhaeuser and its subsidiaries on terms comparable to other customers for such products. The supply agreements may be terminated by either party with two years' written notice. Purchases by the Partnership from Weyerhaeuser and its subsidiaries were $35 million in the nine months ended September 30, 1999, $36 million in 1998, $27 million in 1997, and $32 million in 1996.


  The Partnership makes quarterly cash distributions to its partners for payment of state and federal income taxes. These included distributions to MBA of $17.5 million in 1998, $13.4 million in 1997 and $7.96 million in 1996.

  Certain employees who perform services for the Company at facilities formerly owned by a subsidiary of Weyerhaeuser remain on such subsidiary's payroll. The Partnership Agreement provides that the Company must reimburse the Weyerhaeuser subsidiary for actual payroll and related benefit costs relating to those employees. Payroll reimbursements were $5.9 million for 1998, $5.9 million for 1997, and $5.8 million for 1996. Total payables to Weyerhaeuser subsidiaries for such services and tax distributions were $3.8 million at January 2, 1999, $4.6 million at January 3, 1998, and $2.7 million at December 28, 1996.

  Except as described in this Offer to Purchase (including Schedule I hereto), none of the Purchaser, Weyerhaeuser or, to the best knowledge of the Purchaser and Weyerhaeuser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of the Purchaser, Weyerhaeuser or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Purchaser, Weyerhaeuser or, to the best knowledge of the Purchaser and Weyerhaeuser, any of the other persons referred to above, has effected any transaction in any equity security of the Company during the past 60 days. The Purchaser and Weyerhaeuser disclaim beneficial ownership of any shares owned by any pension plan of Weyerhaeuser or any affiliate of Weyerhaeuser.

  Except as described in this Offer to Purchase, as of the date hereof (a) there have not been any contacts, transactions or negotiations between the Purchaser or Weyerhaeuser, any of their respective subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) none of the Purchaser, Weyerhaeuser or, to the best knowledge of the Purchaser and Weyerhaeuser, any of the person listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company. During the Offer, the Purchaser and Weyerhaeuser intend to have ongoing contacts and negotiations with the Company and its directors, officers and stockholders.

12. Purpose of the Offer; the Merger Agreement; the Partnership Agreement; Certain Other Agreements

 Purpose

  The purpose of the Offer is to enable Weyerhaeuser to acquire control of the Company and to acquire all of the outstanding Shares. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise.

 The Merger Agreement

  The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, and each issued Share (other than Shares owned by Weyerhaeuser, the Purchaser or the Company or a wholly-owned subsidiary of Weyerhaeuser, the Purchaser or the Company or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

  Vote Required To Approve Merger. The Delaware General Corporation Law ("DGCL") requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors, and, if the "short-form" merger procedure described below is not available, adopted by the Company's stockholders. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is adoption of the Merger Agreement by the Company's stockholders if such "short-form" merger procedure is not available. Under the DGCL, if stockholder adoption of the Merger Agreement is required in order to consummate the Merger, the vote required is the affirmative vote of the holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser) voting together as a single class. If the Purchaser acquires, through the Offer, the Merger Agreement or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of the Company.

  The DGCL also provides that if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company may merge that subsidiary into the parent company, or the parent company may merge itself into that subsidiary, pursuant to "short-form" merger procedures without prior notice to, or the approval of, the other stockholders of the subsidiary. In order to consummate the Merger pursuant to the provisions of the DGCL, the Purchaser would have to own at least 90% of the outstanding Common Shares and at least 90% of the outstanding Preferred Shares.

  All the outstanding Preferred Shares are held by the trustee for the Company's Investment Plan. Upon any transfer of Preferred Shares to the Purchaser or Weyerhaeuser pursuant to the Offer or otherwise, such Preferred Shares will automatically convert into Common Shares in accordance with their terms. Accordingly, unless all the outstanding Preferred Shares are tendered pursuant to the Offer and purchased by the Purchaser or otherwise acquired by the Purchaser or Weyerhaeuser, the Purchaser and Weyerhaeuser will not own 90% of the Preferred Shares remaining outstanding.

  The Merger Agreement provides that if, upon consummation of the Offer, the Purchaser owns a number of Common Shares that, together with the Common Shares that the Purchaser has the option to purchase pursuant to the provision described in the next paragraph, equals at least 90% of the then outstanding Common Shares (after giving effect to the exercise of such option) then the Company shall take such action as is requested by Weyerhaeuser and permitted by the certificate of designation for the Preferred Shares and applicable law to terminate and or amend the employee stock ownership portion of the Company's Investment Plan (the "ESOP") and to call for redemption all of the then-outstanding Preferred Shares as promptly as practicable after such request by Weyerhaeuser. Upon such redemption of the Preferred Shares, no Preferred Shares would remain outstanding and the Purchaser would own, or have the ability to own, 90% of the then outstanding Common Shares (after giving effect to the exercise of the option described in the next paragraph).

  As part of the Merger Agreement, the Company has granted to the Purchaser an option to purchase such number of Common Shares for a price of $42 per Common Share that, when added to the number of Common Shares owned by Weyerhaeuser and the Purchaser immediately prior to the exercise of the option, would result in the Purchaser owning immediately after the exercise 90% of the then outstanding Common Shares. The Purchaser may exercise the option only if, at the time of exercise of the option, Weyerhaeuser, the Purchaser and any other subsidiary of Weyerhaeuser own at least 50.1% of the Fully Diluted Shares (as defined in Section 14). See "Grant of Conditional Option" below.

  Although Weyerhaeuser and the Purchaser have the ability, through their rights to cause the Company to redeem the Preferred Shares and their option to purchase Common Shares, to obtain the ownership levels necessary to consummate the Merger using the "short-form" merger procedure, their ability to cause the redemption of the Preferred Shares and exercise the option for Common Shares is subject to certain contingencies and they cannot provide any assurance that they will be successful. In addition, Weyerhaeuser and the Purchaser are not obliged to do anything in this regard. Accordingly, no assurance can be given that the Merger can or will be consummated as a "short form" merger without approval by the stockholders of the Company.

  Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the following: (a) if required by applicable law, the Merger Agreement having been approved and adopted by the affirmative vote of the holders of a majority of the Shares; (b) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger being in effect; provided, however, that each of the Company, the Purchaser and Weyerhaeuser has used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may have been entered; and (c) the Purchaser having previously accepted for payment and paid for Shares pursuant to the Offer.

  Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after adoption of the Merger Agreement by the stockholders of the Company:

    (1) by mutual written consent of Weyerhaeuser, the Purchaser and the Company; provided that, any such consent shall require the concurrence of a majority of the independent directors of the Company if it occurs after the purchase of Shares pursuant to the Offer;

    (2) by either Weyerhaeuser or the Company;

      (a) if the Offer is not consummated on or before April 3, 2000 (the "Outside Date"), unless the failure to consummate the Offer is the result of a material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; provided, however, that the passage of such period will be tolled for any part thereof during which any party is subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Offer and the Outside Date shall be extended day-by-day for each day tolled: provided further, however, that the Outside Date shall not be extended past May 18, 2000;

      (b) if any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable; or

      (c) if as the result of the failure of any of the conditions to the Offer set forth in Section 14, the Offer has terminated or expired in accordance with its terms and the terms of the Merger Agreement without the Purchaser having purchased any Shares pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to the terms of this clause (c) will not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of such condition;

    (3) by Weyerhaeuser if, prior to the consummation of the Offer, the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (a) would give rise to the failure of a condition set forth in Section 14 and (b) has not been or is not capable of being cured within 30 days of the giving of written notice to the Company of such breach, provided that Weyerhaeuser is not then in material breach of any representation, warranty or covenant in the Merger Agreement;

    (4) by Weyerhaeuser:

      (a) if the Board of Directors of the Company or any committee thereof withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to Weyerhaeuser or the Purchaser, its approval or recommendation of the Merger Agreement, the Offer or the Merger or fails to recommend to the Company's stockholders that they approve the Merger Agreement and the Merger (the "Stockholder Approval") or approves or recommends, or publicly proposes to approve or recommend, any Takeover Proposal (as defined below); or

      (b) if the Board of Directors of the Company fails to reaffirm publicly and unconditionally within ten business days after Weyerhaeuser's written request to do so (which request may be made at any time that a Takeover Proposal is pending and not withdrawn) and must also include the unconditional rejection of such Takeover Proposal (to the extent not previously withdrawn) its recommendation to the Company's stockholders that they give the Stockholder Approval; provided, however, that Weyerhaeuser may not request the Board of Directors of the Company to make more than one such reaffirmation in respect of any Takeover Proposal unless such Takeover Proposal has been materially amended or modified (and not withdrawn);

    (5) by the Company if, prior to the acceptance of Shares for payment pursuant to the Offer, Weyerhaeuser breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform has not or is not capable of being cured within 30 days after the giving of written notice to Weyerhaeuser of such breach provided that the Company is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement);

    (6) by the Company prior to the acceptance of Shares for payment pursuant to the Offer in accordance with the terms of the Merger Agreement described in the second paragraph below under "Takeover Proposals", provided it has complied with all provisions described in the second paragraph under "Takeover Proposals", including the notice provisions therein; or

    (7) by the Company if the offer has not been commenced within seven business days after the date of the Merger Agreement (satisfied by the commencement of this Offer); or

    (8) by the Company if any event occurs which would result in the condition set forth in paragraph (d) of Section 14 not being satisfied, and five business days have elapsed since such occurrence, unless Weyerhaeuser shall have waived its right to terminate this Agreement and its right not to consummate the Offer for the failure of such condition resulting from such event.

  Takeover Proposals. The Merger Agreement provides that the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to (1) solicit, initiate or knowingly encourage the submission of any Takeover Proposal, (2) enter into any agreement with respect to any Takeover Proposal or (3) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that, at any time during the period following the execution of the Merger Agreement and prior to the consummation of the Offer (the "Applicable Period"), if the Company receives a proposal or offer that was not solicited by the Company and that did not otherwise result from a breach of these provisions and that the Board of Directors of the Company determines in good faith (based on consultation with its outside counsel and a financial advisor of nationally recognized reputation) could result in a third party making a Superior Proposal (as defined below, including the determination by the Board of Directors of the Company set forth in such definition), and subject to compliance with the notice provisions described in the second succeeding paragraph below, the Company may, to the extent necessary to comply with the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by it after consultation with outside counsel, (A) furnish information with respect to the Company to the person making such proposal or offer pursuant to a customary confidentiality agreement as determined by the Company after consultation with its outside counsel, and (B) participate in discussions or negotiations with such person regarding such proposal or offer. The Merger Agreement provides that any action that is in violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any of its subsidiaries or any affiliate, director or investment banker, attorney or other advisor or representative of the Company or any of the Company's subsidiaries, shall be deemed to be a breach of the provisions described in this paragraph by the Company. The Merger Agreement provides that the Company shall, and shall cause its officers and directors, and any investment banker, attorney or other advisor or representative of the Company or any subsidiary of the Company, to cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Takeover Proposal. The Merger Agreement defines "Takeover Proposal" as any inquiry, proposal or offer for a merger, consolidation, dissolution, liquidation, recapitalization or other business combination involving the Company or any subsidiary of the Company, any proposal or offer for the issuance by the Company of over 15% of its equity securities as consideration for the assets or securities of any person or any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of the Company in each case, other than the transactions contemplated by the Merger Agreement.

  The Merger Agreement further provides that, except as described below, neither the Board of Directors of the Company nor any committee thereof may approve any letter of intent, agreement in principle (although no additional time period shall be required following such determinations), acquisition agreement or similar agreement (an "Acquisition Agreement") related to any Takeover Proposal or approve or recommend, or propose to approve or recommend, any Takeover Proposal. The Company may terminate the Merger Agreement pursuant to clause (6) under "Termination of the Merger Agreement" only if (i) the Board of Directors of the Company has received a Superior Proposal (as defined below), (ii) in light of such Superior Proposal the Board of Directors of the Company has determined in good faith, after consultation with outside counsel, that it is necessary for the Board of Directors of the Company to withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger in order to comply with its fiduciary obligations, (iii) the Company has notified Weyerhaeuser in writing of the determinations described in clause (ii) above, (iv) at least three business days following receipt by Weyerhaeuser of the notice referred to in clause (iii) above, and taking into account any revised proposal by Weyerhaeuser since the receipt of the notice referred to in clause (iii) above, such Superior Proposal remains a Superior Proposal and the Board of Directors of the Company has again made the determinations referred to in clause (ii) above (although no additional time period shall be required following such determinations), (v) the Company is in compliance with its obligations with respect to Takeover Proposals, (vi) the Board of Directors of the Company concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal, (vii) such definitive agreement contains the guarantee described below under "Waiver Under Partnership Agreement" and (viii) Weyerhaeuser is not at such time entitled to terminate the Merger Agreement pursuant to clause
(3) under "Termination of the Merger Agreement" above solely as a result of a knowing and deliberate breach by the Company of a representation or warranty in the Merger Agreement or a material breach by the Company of a covenant in the Merger Agreement. The Merger Agreement defines "Superior Proposal" as any proposal made by a third party to acquire all or substantially all of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of its assets or otherwise, which a majority of the disinterested directors of the Company determines in its good faith judgment to be (i) on terms superior from a financial point of view to the holders of Shares than the transactions contemplated by the Merger Agreement (based on consultation with the Company's independent financial advisor), taking into account all the terms and conditions of such proposal and the Merger Agreement (including any proposal by Weyerhaeuser to amend the terms of the transactions contemplated by the Merger Agreement) and (ii) reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

  In addition to the obligations of the Company described in the preceding two paragraphs, the Merger Agreement provides that the Company will promptly advise Weyerhaeuser orally and in writing of any Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Takeover Proposal, the identity of the person making any such Takeover Proposal or inquiry and the material terms of any such Takeover Proposal or inquiry. The Company is further required under the terms of the Merger Agreement to (i) keep Weyerhaeuser fully informed of the status of any such Takeover Proposal or inquiry and (ii) provide to Weyerhaeuser as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Takeover Proposal; provided, however, that the Company shall not be required to provide any nonpublic information specified in this clause (ii) regarding the business or financial condition or prospects of such third party if (A) the Company is prohibited from disclosing such information pursuant to a legally binding confidentiality agreement and
(B) such Takeover Proposal provides for consideration consisting solely of cash.

  The Merger Agreement provides that nothing contained in this section entitled "Takeover Proposals" will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof may withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Weyerhaeuser or the Purchaser, the approval or recommendation of the Board of Directors of the Company of the Merger, the Offer or the Merger Agreement or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal unless a withdrawal or modification of such approval or recommendation is, in the good faith judgment of the Board of Directors of the Company after consultation with its outside counsel, necessary to comply with its fiduciary obligations.

  Fees and Expenses; Termination Fee. The Merger Agreement provides that, except as described below, all fees and expenses incurred in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

  The Merger Agreement further provides that the Company will pay in same-day funds to Weyerhaeuser (a) a fee of $12,500,000 if the Merger Agreement is terminated in accordance with the provisions described above in clause (6) under "Termination of the Merger Agreement"; (b) in addition to the fee paid under clause (a) above, a fee of $12,500,000 if the Merger Agreement is terminated in the circumstances contemplated in clause (a) above and thereafter a Takeover Proposal is consummated that involves the person whose Superior Proposal resulted in such termination; (c) a fee of $12,500,000 if the Merger Agreement is terminated in accordance with the provisions described above in clause (4) under "Termination of the Merger Agreement"; (d) in addition to the fee paid under clause (c), a fee of $12,500,000 if the Merger Agreement is terminated in the circumstances contemplated by clause (c) and within 12 months of such termination either (x) an Acquisition Proposal (as defined below) is consummated or (y) the Company enters into an agreement to consummate an Acquisition Proposal and any Acquisition Proposal is thereafter consummated that includes the person party to such agreement, whether or not such consummation is within such 12 month period; (e) a fee of $12,500,000 if
(i) after the date of the Merger Agreement and prior to the termination of the Merger Agreement, any person makes a Takeover Proposal, (ii) the Offer remains open until the scheduled expiration date immediately following the date such Takeover Proposal is made (or such later date as the Offer may be extended at the Company's request pursuant to the Merger Agreement), (iii) the Minimum Condition is not satisfied at the expiration of the Offer, (iv) the Merger Agreement is terminated pursuant to clause (2)(c) under "Termination of the Merger Agreement" and (v) within 12 months of such termination the Company enters into an agreement to consummate an Acquisition Proposal; (f) in addition to the fee paid under clause (e), a fee of $12,500,000 if the Merger Agreement is terminated in the circumstances contemplated by clause (e) and thereafter an Acquisition Proposal is consummated that involves the person party to the agreement referred to in clause (e)(v); and (g) a fee of $25,000,000 if (i) after the date of the Merger Agreement and prior to the termination of the Merger Agreement, any person makes a Takeover Proposal,
(ii) the Offer remains open until the scheduled expiration date immediately following the date such Takeover Proposal is made (or such later date as the Offer may be extended at the Company's request pursuant to the Merger Agreement), (iii) the Minimum Condition is not satisfied at the expiration of the Offer, (iv) the Merger Agreement is terminated pursuant to clause (2)(c) of "Termination of the Merger Agreement" above; and (v) within 12 months of such termination an Acquisition Proposal is consummated. The Merger Agreement provides that under no circumstances will the Company be obligated to pay fees as described in this paragraph in excess of $25,000,000 in the aggregate. The Merger Agreement defines "Acquisition Proposal" to mean a Takeover Proposal, provided that for the purpose of this definition, each reference to "15%" in the definition of Takeover Proposal shall be deemed a reference to "50%".

  Conduct of Business. The Merger Agreement provides that, except as contemplated or permitted by the terms of the Merger Agreement from the date of the Merger Agreement to the effective time of the Merger or earlier termination of the Merger Agreement, the Company will, and will cause its subsidiaries to, conduct their respective business in the usual and ordinary course consistent with past practice except as required to comply with changes in applicable law occurring after the date of the Merger Agreement and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations and keep available the services of their current officers and employees to maintain their respective goodwill and ongoing business, in addition, and without limiting the generality of the foregoing, except as contemplated or permitted by the terms of the Merger Agreement, from the date of the Merger Agreement to the effective time of the Merger Agreement, the Company shall not, and shall not permit any of its subsidiaries to, do any of the following without the prior written consent of
Weyerhaeuser:

    (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (1) dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent, (2) regular quarterly cash dividends with respect to the Common Stock, not in excess of $0.055 per share, with usual declaration, record and payment dates and in accordance with the

  Company's past dividend policy, (3) regular annual cash dividends, not in excess of $1.065 per share, payable on outstanding Preferred Stock in accordance with the current terms thereof, and (4) any dividend or distribution permitted by the terms of the Partnership Agreement (as defined under "Waiver Under Partnership Agreement") or previously approved by the Board of Directors of the Partnership, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) except for the redemption of Preferred Stock as required by paragraph (C) of Section 8 of the Certificate of Designation for the Preferred Stock by reason of the Merger Agreement or pursuant to a request by Weyerhaeuser pursuant to the Merger Agreement, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (ii) issue, deliver, sell or grant (A) any shares of its capital stock,
  (B) any voting debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting company debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than (1) the issuance of Common Stock (and associated Rights) upon the exercise of Company Employee Stock Options outstanding on the date of the Merger Agreement and in accordance with their present terms, (2) the issuance of up to an additional 2,500 Company Employee Stock Options, each of which shall have an exercise price not less than the fair market value of Common Stock on the date of grant, pursuant to the Company Stock Plans in accordance with their present terms and the issuance of Common Stock (and associated Rights) upon the exercise of such Company Employee Stock Options and (3) the issuance of junior preferred stock upon the exercise of Rights;

    (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

    (iv) except in the ordinary course consistent with past practice, acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and any of its subsidiaries, taken as a whole;

    (v) (A) grant to any officer or director of the Company or any of its subsidiaries any increase in compensation, except in the ordinary course consistent with prior practice or to the extent required under employment agreements in effect as of the date hereof, (B) grant to any employee, officer or director of the Company or any of its subsidiaries any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date hereof, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any officer or director of the Company or any of its subsidiaries, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or benefit plan, except as may be required by applicable law in effect as of the date hereof, (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course consistent with prior practice, under any collective bargaining agreement or benefit plan or (F) enter into any agreement described in clause (C) hereof with (1) any other employee of the Company or any of its subsidiaries employed in the United States or Canada or (2) any such employee employed outside the United States and Canada except for agreements required by applicable law in the relevant jurisdiction;

    (vi) make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or by operation of applicable law;

    (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any lien any properties or assets, except sales of inventory and excess or obsolete assets or real property in the ordinary course consistent with past practice;

    (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly-owned subsidiary of the Company or to or in the Partnership;

    (ix) make or agree to make any new capital expenditure or expenditures (other than expenditures in the existing capital expenditure budget that, individually, is in excess of $5,000,000 or, in the aggregate, are in excess of $9,000,000;

    (x) make any material tax election, except in the ordinary course consistent with past practice or as required to comply with changes in applicable law occurring after the date of the Merger Agreement, or settle or compromise any material tax liability or refund;

    (xi) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course consistent with past practice or in accordance with their terms or the terms of the Merger Agreement, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the documents filed by the Company with the Commission or incurred in the ordinary course consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any subsidiary of the Company is a party, except, in the case of this clause (C), to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by it after consultation with outside counsel;

    (xii) exercise any rights it may have under the Limited Partnership Agreement between the Company and MBA dated as of September 30, 1991, as amended by the Amendment to Limited Partnership Agreement, dated February 14, 1992 (the "Partnership Agreement"), to purchase MBA's interest in the Partnership, as a result of the MB Transaction; or

    (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

  In addition to the foregoing, in the Merger Agreement the Company and Weyerhaeuser have agreed that they will not, and will not permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in (a) any of the representations and warranties of such party set forth in the Merger Agreement that is qualified as to Material Adverse Effect becoming untrue, (b) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (c) any of the conditions to the Merger described under "Conditions to the Merger" above not being satisfied.

  Board of Directors. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment by the Board of Directors of the Company for, Shares pursuant to the Offer, the Purchaser will be entitled to designate such number of directors on the Board of Directors of the Company as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by the Purchaser plus the number of Shares otherwise owned by the Purchaser or any other subsidiary of Weyerhaeuser bears to (ii) the number of Fully Diluted Shares (as defined in Section 14), and the Company will, at such time, cause the Purchaser's designees to be so elected; provided, however, that in the event that the Purchaser's designees are appointed or elected to the Board of Directors of the Company, until the effective time of the Merger, the Board of Directors of the Company will include at least three directors who were directors of the Company as of the date of the Merger Agreement and who are not officers of the Company ("Independent Directors"); and provided further, however, that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, Weyerhaeuser or the Purchaser, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. Subject to applicable law, the Company has agreed to take all action requested by Weyerhaeuser necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which Information Statement is attached as Annex A to the Schedule 14D-9 (provided that the Purchaser shall have provided to the Company on a timely basis all information required in the Information Statement with respect to the Purchaser's designees). In connection with the foregoing, the Company promptly shall, at the option of the Purchaser, use all reasonable efforts to either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable the Purchaser's designees to be elected or appointed to the Company Board as provided above. See "Plans for the Company" below.

  Following the election or appointment of the Purchaser's designees pursuant to the provisions described in this section, and prior to the effective time of the Merger, any amendment or termination of the Merger Agreement approved by the Company, extension for the performance or waiver of the obligations of Weyerhaeuser or the Purchaser or waiver of the Company's rights hereunder shall require the concurrence of a majority of the Independent Directors.

  Stock Options. The Merger Agreement provides that as soon as practicable after the date of the Merger Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required, subject to any required consent of the holders, to adjust the terms of all outstanding Company Employee Stock Options and all outstanding Company SARs heretofore granted under any Company Stock Plan to provide that each Company Employee Stock Option (and any Company SAR related thereto) outstanding immediately prior to the acceptance for payment of Common Shares pursuant to the Offer shall be canceled in exchange for a cash payment by the Company at that time of an amount equal to (i) the excess, if any, of (x) the consideration payable pursuant to the Merger over (y) the exercise price per Common Share subject to such Company Employee Stock Option, multiplied by (ii) the number of Common Shares for which such Company Employee Stock Option shall not theretofore have been exercised. The Merger Agreement defines (a) "Company Employee Stock Option" as any option to purchase Common Stock granted under any Company Stock Plan, (b) "Company SAR" as any stock appreciation right linked to the price of Common Stock and granted under any Company Stock Plan, and (c) "Company Stock Plans" as the Company's Key Employees' 1992 Stock Option Plan, Key Employees' 1993 Stock Option Plan, Amended and Restated Restricted Stock Plan for Non-Employee Directors, Key Employees' 1982 Incentive Stock Option Plan, as amended, 1985 Incentive Stock Option Plan, as amended, 1998 Stock Option Plan, as amended, Non-Employee Directors 1997 Stock Plan and 1996 Stock Option Plan.

  The Merger Agreement provides that the Company shall use its reasonable best efforts to obtain all consents of the holders of the Company Employee Stock Options as shall be necessary to effectuate the provisions described in the prior paragraphs and to ensure that following the effective time of the Merger no holder of a Company Employee Stock Option or Company SAR or any participant in any Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the surviving corporation. Notwithstanding anything to the contrary contained in the Merger Agreement, payment shall, at Weyerhaeuser's request, be withheld in respect of a Company Employee Stock Option until all necessary consents in respect of such Company Employee Stock Option are obtained.

  The Merger Agreement provides that the Company Stock Plans shall terminate as of the effective time of the Merger, and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the effective time of the Merger.

  Existing Agreements, Plans and Policies. The Merger Agreement provides that from and after the effective time of the Merger, Weyerhaeuser will and will cause the surviving corporation to honor in accordance with their respective terms (as in effect on the date of the Merger Agreement), all the Company's employment, severance and termination agreements, plans and policies disclosed to Weyerhaeuser.

  If prior to the effective time Weyerhaeuser agrees to grant options to acquire common stock of Weyerhaeuser to any officer or director of the Company prior to the effective time of the Merger, the Board of Directors of Weyerhaeuser, or an appropriate committee of non-employee directors thereof, shall if necessary adopt a resolution consistent with the interpretive guidance of the Commission so that the acquisition by any officer or director of the Company who may become a covered person of Weyerhaeuser for purposes of
Section 16 of the Exchange Act and the rules and regulations thereunder ("Section 16") of options to acquire common stock of Weyerhaeuser pursuant to the Merger Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

  For a period of not less than one year following the effective time of the Merger, Weyerhaeuser shall provide, or shall cause to be provided, to current employees of the Company and its subsidiaries (the "Company Employees"), taken as a whole, employee benefits that are, in the aggregate, no less favorable than those provided from time to time after the effective time of the Merger to employees of Weyerhaeuser and its subsidiaries who are similarly situated, in terms of positions and geographic locations, to such Company Employees; provided, however, that nothing described in this paragraph shall require Weyerhaeuser to continue or cause to be continued any Company Stock Plan. Without limiting the generality of the foregoing, all Company Employees who are covered by the Company's Severance Pay Plan as in effect on the date hereof and whose employment is terminated on or before the first anniversary of the effective time of the Merger shall be provided with severance pay and benefits on a basis, and in amounts, not less favorable than those provided for under the Company's Severance Pay Plan.

  For all purposes under the employee benefit plans of Weyerhaeuser and its affiliates providing benefits to any Company Employees after the effective time of the Merger (the "New Plans"), each Company Employee shall be credited with his or her years of service with the Company and its affiliates before the effective time of the Merger, to the same extent as such Company Employee was entitled, before the effective time of the Merger, to credit for such service under any similar Company Benefit Plans, except for purposes of benefit accrual under defined benefit pension plans. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the effective time of the Merger and previously described to Weyerhaeuser (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Weyerhaeuser shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents (other than limitations or waiting periods that are already in effect with respect to such employees and dependents and that have not been satisfied as of the effective time of the Merger), and Weyerhaeuser shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

  Under the Merger Agreement, Weyerhaeuser agrees that for purposes of any of the Company Benefit Plans conferring rights on a current or former employee, officer or director as a result of a change of control of the Company, the consummation of the Merger (or such earlier event contemplated by the Merger Agreement and specified in such Company Benefit Plans) shall be deemed to constitute a "Change of Control" (as that term is defined in such Company Benefit Plans).

  Subject to compliance by Weyerhaeuser with its obligations described under the first and third paragraphs of this section entitled "Existing Agreement Plans and Policies", nothing described in this section or elsewhere in the Merger Agreement shall be construed to prevent the termination of employment of any Company Employee or any change in the employee benefits available to any Company Employee or the amendment or termination of any particular Company Benefit Plan to the extent permitted by its terms as in effect immediately prior to the effective time of the Merger.

  Indemnification. Weyerhaeuser has agreed, to the fullest extent permitted by law: (a) to cause the surviving corporation to honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company and its subsidiaries for acts or omissions by such directors and officers occurring at or prior to the effective time of the Merger to the extent that such obligations of the Company exist on the date of the Merger Agreement, whether pursuant to the Restated Certificate of Incorporation, as amended, or By-laws, as amended, of the Company, individual indemnity agreements or otherwise and that such obligations will survive the Merger and will continue in full force and effect in accordance with the terms of the Restated Certificate of Incorporation, as amended, and By-laws, as amended, of the Company and such individual indemnity agreements from the effective time of the Merger until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions; and (b) for a period of six years after the effective time of the Merger, to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Weyerhaeuser may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the effective time of the Merger, provided, however, that Weyerhaeuser will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the "Maximum Amount") . If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Amount, Weyerhaeuser will maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to such amount; provided, however, that if such insurance coverage cannot be obtained at all, Weyerhaeuser shall purchase all available extended reporting periods with respect to pre-existing insurance in an amount which, together with all other insurance purchased pursuant to clause (b) above, does not exceed the Maximum Amount. The Merger Agreement further provides that Weyerhaeuser will not, and will cause the Company not to, take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in clause (b) above.

  Weyerhaeuser has also agreed that: (a) from and after the consummation of the Offer, to the full extent permitted by law, Weyerhaeuser will, and will cause the Company (or any successor to the Company) to, indemnify, defend and hold harmless the present officers and directors of the Company and its subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements) , judgments, fines and amounts paid in settlement (collectively, "Losses") arising out of actions or omissions occurring at or prior to the effective time of the Merger in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; provided, however, that an Indemnified Party shall not be entitled to indemnification under this clause (a) for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a breach of the Merger Agreement or the Stockholder Agreement, (ii) criminal conduct or (iii) any violation of federal, state or foreign securities laws; and provided further, however, that in order to be entitled to indemnification under this clause (a), an Indemnified Party must give Weyerhaeuser and the Company written notice of any third party claim which may give rise to any indemnity obligation under this clause (a), and Weyerhaeuser and the Company shall have the right to assume the defense of any such claim through counsel of their own choosing (subject to such counsel's reasonable judgment that separate defenses that would create a conflict of interest on the part of such counsel are not available), provided that if Weyerhaeuser and the Company do not assume any such defense, they shall be liable for all reasonable costs and expenses of defending such claim incurred by the Indemnified Party, including reasonable fees and disbursements of counsel and shall advance such reasonable costs and expenses to the Indemnified Party; provided, however, that such advance shall be made only after receiving an undertaking from the Indemnified Party that such advance shall be repaid if it is determined that such Indemnified Party is not entitled to indemnification therefor and that neither Weyerhaeuser nor the Company shall be liable under this clause (a) for any Losses resulting from any settlement, compromise or offer to settle or compromise any such claim or litigation or other action, without the prior written consent of Weyerhaeuser and the Company; (b) the Company shall not, and Weyerhaeuser shall not permit the Company to, amend or repeal any provision of the Restated Certificate of Incorporation or By-laws of the Company after the consummation of the Offer if such action would adversely affect the rights of individuals who on or prior to the consummation of the Offer were entitled to advances, indemnification or exculpation thereunder, for actions or omissions by such individuals prior to the effective time of the Merger provided, that the individuals referred to in this clause (b) shall include any individuals who served as of the effective time of the Merger as directors or officers of any subsidiary of the Company at the Company's request, it being acknowledged by the parties hereto that each director or officer of the Company who is currently serving as a director or officer of a subsidiary of the Company is doing so at such request of the Company; and (c) in the event the surviving corporation or any successor to the surviving corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors of the surviving corporation honor the obligations of the Company set forth in the provisions of the Merger Agreement described, in this and the immediately preceding paragraph.

  Reasonable Efforts; Notification. The Merger Agreement provides that: (a) upon the terms and subject to the conditions set forth in the Merger Agreement, each of the Company, Weyerhaeuser and the Purchaser will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (i) the obtaining of all necessary actions or nonactions and Consents (as defined below) from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary Consents waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement;
(b) in connection with and without limiting the foregoing, the Company and the Board of Directors of the Company will, if any state takeover statute or similar statute or regulation is or becomes applicable to any transaction contemplated by the Merger Agreement, take all action necessary to ensure that the Offer, the Merger and the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement; provided, however, that nothing in clause (a) or (b) will prevent the Company from taking any action permitted in the second paragraph under "Takeover Proposals" and that nothing in the Merger Agreement will require any party to take any action that would result in any of the consequences referred to in paragraph (a) of Section 14; and (c) the Company shall give prompt notice to Weyerhaeuser of (i) any representation or warranty made by it contained in the Merger Agreement that is qualified as to a Material Adverse Effect becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Merger Agreement. The Merger Agreement defines "Consent" to mean any consent, approval, license, permit, order or authorization of a governmental entity. The Merger Agreement defines "Material Adverse Effect" on a party as a material adverse effect on the business, financial condition, as ongoing, longer-term profitability (but not prospects) of such party and its subsidiaries.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

  Procedure for Termination, Amendment, Extension or Waiver. The Merger Agreement provides that following the election or appointment of the Purchaser's designees to the Board of Directors of the Company as described above under "Board of Directors", prior to the effective time of the Merger, any amendment or termination of the Merger Agreement, extension for the performance or waiver of the obligations of Weyerhaeuser or the Purchaser or waiver of the Company's rights thereunder will require the concurrence of a majority of the directors of the Company who were directors on the date of the Merger Agreement and who are not officers of the Company.

  Rights Agreement. The Rights Agreement has been amended as of November 23, 1999 to render the Rights inapplicable to the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement. The Company has agreed that neither it nor the Board of Directors will, without the prior consent of Weyerhaeuser, (i) further amend the Rights Agreement,
(ii) redeem the Rights or (iii) take any action with respect to, or make any determination under, the Rights Agreement, except, in each case, to the extent necessary to comply with the fiduciary obligations of the Board of Directors of the Company as determined by it in good faith after consultation with outside counsel.

  Waiver Under Partnership Agreement. The Company has waived, and agreed to cause any of its subsidiaries with a partnership interest under the Partnership Agreement to waive, any rights they may have described below under "Partnership Agreement" to exercise (x) the "sell procedure" or (y) the "mandatory buy/sell procedure" (the rights referred to in clauses (x) and (y), together with the "buy procedure" described below under "Partnership Agreement", are referred to as the "Buy/Sell Rights"), in each case, as result of the consummation of the MB Transaction. In the Merger Agreement, the Company acknowledges that Weyerhaeuser does not agree that the Company is entitled to exercise any of the Buy/Sell Rights as a result of the MB Transaction, and Weyerhaeuser acknowledges that the Company believes that it is entitled to exercise the Buy/Sell Rights as a result of the MB Transaction.

  The Merger Agreement provides that if the Merger Agreement is terminated pursuant to clause (6) under "Termination of the Merger Agreement", the Company will, subject to the next sentence, purchase the entire partnership interest (the "Weyerhaeuser Interest") of Weyerhaeuser and its subsidiaries in the Partnership, and Weyerhaeuser will, and will cause its subsidiaries to, in each case subject to the next sentence, sell the Weyerhaeuser Interest to the Company, for $700,000,000 in cash. Such purchase and sale will be consummated simultaneously with, and as a condition to, the consummation of the transactions contemplated by any Takeover Proposal made by the person who made the Superior Proposal that gave rise to such termination. In the agreement entered into by the Company with such person in connection with such termination, such person must unconditionally guarantee (for the benefit of Weyerhaeuser and its subsidiaries) the obligations of the Company contained this paragraph.

  The Merger Agreement provides that if (i) after the date of the Merger Agreement, any person makes a Takeover Proposal or amends a Takeover Proposal made prior to the date of the Merger Agreement, (ii) the Offer remains open until the scheduled expiration date immediately following the date such Takeover Proposal is made (or such later date as the Offer may be extended to at the Company's request pursuant to the Merger Agreement), (iii) the Minimum Condition is not satisfied at the expiration of the Offer and (iv) the Merger Agreement is terminated pursuant to clause (2)(c) under "Termination of the Merger Agreement", the Buy Rights, if any, resulting from the MB Transaction will terminate; provided, however, notwithstanding anything in the Partnership Agreement to the contrary:

    (A) the Company may exercise the Buy Rights within the 10 day period beginning with the date of termination of the Merger Agreement for a "Buy Price" of $700,000,000 in cash and otherwise pursuant to the terms of the Partnership Agreement; and

    (B) if the Company did not exercise its right under clause (A) above and within 12 months following such termination the Company enters into an agreement to consummate an Acquisition Proposal, or an Acquisition Proposal is consummated, the Company shall purchase the Weyerhaeuser Interest, and Weyerhaeuser shall, and shall cause its subsidiaries, to sell the Weyerhaeuser Interest to the Company, for $700,000,000 in cash, such purchase and sale to be consummated simultaneously with, and as a condition to, the consummation of such Acquisition Proposal.

  The Merger Agreement provides that, notwithstanding anything contained in the Partnership Agreement to the contrary, but subject to this provisions described in this section, the Company may not exercise the Buy Rights as a result of the MB Transaction if the Merger Agreement is terminated prior to the acceptance for payment of Shares pursuant to the Offer:

    (A) in the circumstances contemplated by the two preceding paragraphs;

    (B) pursuant to clause (2)(c) or clause (4) under "Termination of the Merger Agreement" following the failure of the condition in paragraph (f) of Section 14; or

    (C) pursuant to clause (2)(c) or clause (3) under "Termination of the Merger Agreement" following the failure of the condition in paragraph (e) of Section 14, because, in either case, (A) other than as disclosed, since the date of the most recent audited financial statements included in documents filed by the Company with the Commission and prior to the date of the Merger Agreement, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect or (B)(1) any representation or warranty of the Company in the Merger Agreement that is qualified as to Material Adverse Effect shall not be true and correct as of the date of the Merger Agreement or (2) the representations and warranties of the Company that are not qualified as to Material Adverse Effect shall not be true and correct in all respects as of the date of the Merger Agreement if the failure of all such representations and warranties in this clause (2) to be true and correct, individually or in the aggregate, is materially adverse to the transactions contemplated by the Merger Agreement, taken as a whole.

  The Merger Agreement provides that notwithstanding any provision to the contrary in the Partnership Agreement, if the Merger Agreement is terminated in accordance with the terms hereof and none of the preceding three paragraphs is applicable, the 90-day period under the Partnership Agreement during which the Company may exercise its Buy Rights, if any, in connection with the MB Transaction shall be deemed to begin to run from the date of such termination of the Merger Agreement. Except with respect to the running of the 90-day period, the procedures governing the Buy Rights as set forth in the Partnership Agreement, to the extent applicable, shall apply.

  Grant of Conditional Option. Pursuant to the Merger Agreement, the Company has granted to the Purchaser an irrevocable option (the "Option") to purchase for a price of $42.00 per share (the "Per Share Price") in cash a number of Common Shares (the "Optioned Shares") equal to the Applicable Amount. The "Applicable Amount" shall be the number of Common Shares which, when added to the number of Common Shares owned by Weyerhaeuser and the Purchaser immediately prior to its exercise of the Option, would result in the Purchaser owning immediately after its exercise of the Option 90% of the then-outstanding Common Shares. The Purchaser may exercise the Option only if, at the time of exercise, Weyerhaeuser, the Purchaser and any other subsidiary of Weyerhaeuser shall have acquired at least 50.1% of the Fully Diluted Shares pursuant to the Offer. The Option shall expire if not exercised prior to the effective time of the Merger. The Per Share Price may, at the election of the Purchaser, be paid either (i) in cash or (ii) a combination of $1.00 in cash and a promissory note of Weyerhaeuser in a principal amount equal to $41.00, which promissory note shall mature in 12 months (and be Prepayable at any time by Parent without penalty) and shall bear interest at an annual rate of 6.50% payable at maturity.

  Termination/Amendment of ESOP; Redemption of Company Preferred Stocks; Repayment of ESOP Loan. If upon consummation of the Offer, the Purchaser owns a number of Common Shares that, together with the Common Shares that the Purchaser has the Option to purchase as described under "Grant of Conditional Option", equals at least 90% of the then-outstanding Common Shares (after giving effect to the exercise of such Option), then the Company shall take such action as requested by Weyerhaeuser and permitted by the terms of the Company Preferred Certificate of Designation and applicable law to terminate and/or amend the ESOP and to call for redemption all the then-outstanding Preferred Stock as promptly as practicable after such request by Weyerhaeuser. As soon as practicable after the date of the Merger Agreement, the Company shall direct the trustee for the Company's Investment Plan to use any cash proceeds resulting from the redemption of the Preferred Stock or resulting from the purchase or exchange of Common Stock (into which Preferred Stock was converted) for cash pursuant to the Offer or the Merger, in each case, with respect to shares that have not been allocated to participants or beneficiaries under the Company's Investment Plan, shall be used to repay any outstanding amounts under the loan from the Company to the trustee for the Company's Investment Plan, and shall use its best efforts to take or cause to be taken such other actions consistent with applicable law to cause the Trustee to comply with such direction, and the parties agree that any remaining cash proceeds shall be allocated to participants and beneficiaries under the Company's Investment Plan in accordance with applicable law.

  The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit
(c)(1) to the Schedule 14D-1. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

 Partnership Agreement

  Substantially all of the current business of the Company is conducted through the Partnership. In 1991, the Company contributed its North American engineered lumber products business to the Partnership in exchange for general and limited partnership interests representing a 51% interest in the Partnership, and MBA, a wholly-owned subsidiary of MB, contributed all of its and MB's North American engineered lumber technology and manufacturing facilities in exchange for a 49% limited partnership interest in the Partnership.

  The management and control of the Partnership is vested in the Company as general partner. Under the Partnership Agreement a management board was established and consists of four members appointed by the Company and three members appointed by MBA. The Company, as general partner, is required to consult with the management board with respect to certain matters regarding the operation of the Partnership. In addition, unanimous approval of the management board is required to approve certain significant matters, including distributions of distributable cash to the partners, redemptions of partnership interests, dissolution or winding up of the Partnership, the merger or consolidation of the Partnership, and certain other matters including the encumbrance of assets, incurrence of debt, investments and capital expenditures by the Partnership.

  The Partnership is to continue for an indefinite term until terminated by mutual agreement of the partners.

  The Partnership Agreement prohibits each partner from selling, pledging or otherwise disposing of its interest in the Partnership, without the consent of the other partner, other than certain permitted transfers to affiliates of a partner, permitted encumbrances and transfers by a partner that offers the other partner a right of first refusal.

  The Partnership Agreement specifies certain events of default by a partner and the remedies available to the nondefaulting partner. Among the "events of default" under the Partnership Agreement is a change in control of a partner. The Partnership Agreement states that an event of default will occur if a partner is "taken over or purchased by a third party or parties resulting in a change in control compared with those controlling the defaulting partner" as of September 30, 1991, the date the Partnership became effective. The Partnership Agreement defines "control" as " (i) the right to exercise a majority of the votes which may be cast at a general meeting of a corporation; and (ii) the right to elect or appoint, directly or indirectly, a majority of the directors of a corporation or other persons who have the right to manage or supervise the management of the affairs and business of the corporation."

  On November 1, 1999, MBA became an indirect wholly owned subsidiary of Weyerhaeuser. As described in Section 11, the Company has asserted that the consummation of the MB Transaction constituted a change of control of MBA within the meaning of the Partnership Agreement that gives the Company the ability to exercise the rights under the Purchase Agreement described below. Weyerhaeuser has asserted that the consummation of the MB Transaction did not constitute such a change of control of MBA and that the Company does not have any of such rights. See "The Merger Agreement--Waiver Under Partnership Agreement" above.

  The Purchase Agreement provides that if a change in control of a partner (the "defaulting partner") occurs, the other partner (the "nondefaulting partner") may initiate one of the following procedures within 90 days of the change in control.

    (1) Buy Procedure: The nondefaulting partner may purchase all of the defaulting partner's interest in the Partnership at a purchase price equal to the value of the business of the Partnership represented by each partner's interest, as determined by two investment bankers selected by the partners. If they are unable to agree on value, the values determined by each of them will be submitted to a third investment banker, which will make a final determination by choosing between the two values submitted. The value to be determined by the investment bankers is the value of the defaulting partner's interest without the premium, if any, attributable to the change in control of the defaulting partner. The nondefaulting partner then has 30 days after the determination of the purchase price to exercise its right to buy the defaulting partner's interest and the closing of such purchase is to occur on the 90th business day following such exercise.

    (2) Sell Procedure: The nondefaulting partner may sell all of its interest in the Partnership to the defaulting partner at a sale price equal to the value determined by investment bankers as described under (1) above, plus the premium, if any, attributable to the change in control of the defaulting partner. If the sale procedure is implemented, the defaulting partner must purchase the nondefaulting partner's interest within 90 business days of the determination of the sale price.

    (3) Mandatory Buy/Sell Procedure: The nondefaulting partner may give the defaulting partner notice containing an offer to purchase all of the interest held by the defaulting partner and an offer to sell all of the interest held by the nondefaulting partner. The offer to buy and the offer to sell will be at the same price, adjusted for the percentage represented by each partner's interest. If the defaulting partner does not accept either offer within 30 days after receipt of notice, it will be deemed to have accepted an offer by the nondefaulting partner to purchase all the defaulting partner's interest in the Partnership.

  See "The Merger Agreement--Waiver Under Partnership Agreement" above for a description of certain changes to rights of the partners under the Partnership Agreement agreed in connection with the Merger Agreement.

  The summary of certain provisions of the Partnership Agreement above does not purport to be a complete description of the terms of the Partnership Agreement and is qualified by reference to the Partnership Agreement which is filed as an Exhibit to the Form 8-K filed by the Company with the Commission on September 30, 1991.

 Standstill Agreement

  In connection with the formation of the Partnership, MB and the Company entered into an agreement dated as of October 1, 1991 (the "Standstill Agreement"). The Standstill Agreement prohibits MB and entities controlled by it (the "MB Group"), either alone or in concert with others, from (a) acquiring voting securities of the Company, with certain exceptions including the acquisition of voting securities in response to a tender offer by a third party for the Company's voting securities or in the event that a third party acquires voting securities of the Company representing more than 40% of the total voting power of all outstanding voting securities, (b) participating in a solicitation of holders of voting securities of the Company or otherwise attempting to influence such holders unless approved by the Board of Directors of the Company, or (c) participating in arrangements with respect to the voting, holding or acquisition of voting securities of the Company or any matter relating to the control of the Company. The Standstill Agreement also contains provisions for the disposition of voting securities that may be owned or acquired by members of the MB Group. The Standstill Agreement provides that it shall continue in effect until six years after the dissolution of the Partnership.

 Confidentiality Agreement

  Weyerhaeuser and the Company entered into a Confidentiality Agreement on November 16, 1999. Pursuant to the Confidentiality Agreement, Weyerhaeuser agreed to treat confidentially any information that the Company or its agents or advisors furnish to Weyerhaeuser or its representatives, subject to exceptions for applicable law and deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process. Weyerhaeuser also agreed that, for the period ending six months from the date of the Confidentiality Agreement, it will not solicit for employment any person who is currently employed in a management position with the Company.

 Plans for the Company

  Currently, Weyerhaeuser anticipates that, following the Merger, the Company will operate as a separate operating division of Weyerhaeuser under the Company's current management team. Weyerhaeuser expects that the Company will continue to own its assets and conduct its business as it currently does, although the Company's sales and marketing functions will be integrated into and rationalized with Weyerhaeuser's. Weyerhaeuser also currently expects to leverage its staff to provide greater efficiencies in staff and logistical/purchasing support for the Company's operations.

 Appraisal Rights

  The holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL ("Section 262") to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

  The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights.

 Going Private Transactions

  The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

  Except as otherwise described in this Offer to Purchase, the Purchaser and Weyerhaeuser have no current plans or proposals that would relate to, or result in, an extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the present

Board of Directors or management of the Company, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board of Directors, any material change in the Company's present capitalization or dividend policy, any other material change in the Company's corporate structure or business, causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

13. Dividends and Distributions

  Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by the Purchaser or Weyerhaeuser of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Weyerhaeuser for any breach of the Merger Agreement, including termination thereof.

  If the Company (a) splits, combines or otherwise changes the Shares or its capitalization, (b) acquires or otherwise causes a reduction in the number of outstanding Shares or other securities or (c) issues or sells additional Shares, shares of any other class of Capital Stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of outstanding Company Employee Stock Options, then, subject to the provisions described in Section 14, the Purchaser may, subject to the terms of the Merger Agreement (which restricts the Purchaser from taking certain actions without the consent of the Company) make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including without limitation, the number or type of securities offered to be purchased.

  If, on or after November 23, 1999, the Company declares or pays any cash dividend on the Shares or other distribution on the Shares, or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records (other than the dividends permitted under the Merger Agreement as described in clause
(b)(i) under the heading "The Merger Agreement--Conduct of Business" in
Section 12), then, subject to the provisions described in Section 14 and subject to the terms of the Merger Agreement (which restrict the Purchaser from taking certain actions without the consent of the Company), (a) the Offer Price may be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14. Certain Conditions of the Offer

  Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) the Minimum Condition shall have been satisfied and (ii) (A) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated, (B) any waiting period under the Canadian Competition Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated and/or an advance ruling certificate pursuant to the Canadian Competition Act or, in the alternative of an advance ruling certificate, a no-action letter from the Commissioner of Competition, related thereto shall have been received and (C) any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of the Offer, shall have been obtained or made. For purposes of the Minimum Condition, the Merger Agreement defines "Fully Diluted Shares" as all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities, other than potential dilution attributable to the Rights and the Option. Furthermore, notwithstanding any other term of the Offer, the Purchaser may, subject to the terms of the Merger Agreement, amend the Offer or postpone the acceptance for payment of or payment for tendered Shares if, at any time on or after the date of the Merger Agreement and before the expiration of the Offer, any of the following conditions exists:

    (a) there shall be pending any suit, action or proceeding by any Governmental Entity that has a reasonable likelihood of success, (i) challenging the acquisition by Weyerhaeuser or the Purchaser of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or seeking to obtain from the Company, Weyerhaeuser or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as whole as a result of the transactions contemplated by the Merger Agreement, (ii) seeking to prohibit or limit in any material respect the ownership or operation by the Company, Weyerhaeuser or any of their respective subsidiaries of any material portion of the business or assets of the Company, Weyerhaeuser or any of their respective subsidiaries, or to compel the Company, Weyerhaeuser or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Weyerhaeuser or any of their respective subsidiaries, as a result of the Offer and the Merger, (iii) seeking to impose limitations on the ability of Weyerhaeuser or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Weyerhaeuser or any of its subsidiaries from controlling in any material respect the business or operations of the Company and its subsidiaries;

    (b) any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be enacted, entered, enforced, promulgated or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to (i) Weyerhaeuser, the Company or any of their respective subsidiaries or (ii) the Offer, the Merger or any other transaction contemplated by the Merger Agreement, in each case, by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

    (c) except as disclosed, since the date of the Merger Agreement there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect;

    (d) there shall have occurred and continued to exist (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (excluding any suspension or limitations resulting from physical damage or interference with such exchange not related to market conditions), (ii) a decline of at least 30% in the Dow Jones Industrial Average, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any mandatory limitation by any Governmental Entity on, or other event that materially and adversely affects, the extension of credit by banks or other lending institutions in the United States, (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing on the date of the Merger Agreement, a material acceleration or worsening thereof;

    (e) (i) any representation and warranty of the Company in the Merger Agreement that is qualified as to Material Adverse Effect shall not be true and correct as of the date of the Merger Agreement or as of such time, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date) and (ii) the representations and warranties of the Company that are not qualified as to Material Adverse Effect shall not be true and correct in all respects as of the date of the

  Merger Agreement, or as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date) if the failure of all such representations and warranties in this clause (ii) to be true and correct, in aggregate, is materially adverse to the transactions contemplated by the Merger Agreement, taken as a whole;

    (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or

    (g) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the sole judgment of the Purchaser or Weyerhaeuser, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Weyerhaeuser or any of its affiliates not otherwise required by the Merger Agreement), makes it inadvisable to proceed with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of the Purchaser and Weyerhaeuser and may be asserted by the Purchaser or Weyerhaeuser regardless of the circumstances giving rise to such condition or may be waived by the Purchaser and Weyerhaeuser in whole or in part at any time and from time to time in their sole discretion. The failure by Weyerhaeuser, the Purchaser or any other affiliate of Weyerhaeuser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. Certain Legal Matters

  Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Weyerhaeuser with representatives of the Company, none of the Purchaser, Weyerhaeuser or the Company is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Weyerhaeuser currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While (except as otherwise expressly described in this Section 15) the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See
Section 14 for a description of certain conditions to the Offer.

  State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions including, mergers with an "Interested Stockholder") (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an Interested Stockholder unless, among other things, prior to the time such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The Board of Directors of the Company has taken action sufficient to render Section 203 and Article Tenth of the Company Charter inapplicable
(a) to Weyerhaeuser and the Purchaser solely by reason of their entering into the Merger Agreement or consummating the Offer or the Merger or the grant or exercise of the Option and (b) to the Offer, the Merger and certain other transactions contemplated by the Merger Agreement, assuming the accuracy of Weyerhaeuser's representations that neither Weyerhaeuser nor the Purchaser beneficially owns any Shares and that neither Weyerhaeuser nor the Purchaser is an Interested Stockholder of the Company.

  Based on information supplied by the Company, the Purchaser does not believe that any other state takeover statutes or similar laws purport to apply to the Offer or the Merger. In particular, the Company has not elected to be subject to the control share acquisition provisions and the business combination provisions of the State of Idaho. Neither the Purchaser nor Weyerhaeuser has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such fight. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See
Section 14.

  Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing by Weyerhaeuser of a Notification and Report Form with respect to the Offer, unless Weyerhaeuser receives a request for additional information or documentary material from the Antitrust Division or the FTC or earlier if early termination of the waiting period is granted. Weyerhaeuser expects to make such filing in the near future. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Weyerhaeuser concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Weyerhaeuser with such request, unless earlier terminated. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Weyerhaeuser. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer. Pursuant to the HSR Act, Weyerhaeuser will request early termination of the applicable waiting period, but there can be no assurance that the waiting period will be terminated early.

  The Merger will not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Weyerhaeuser or its subsidiaries. Private parties and states may also bring legal action under the antitrust laws under certain circumstances. Although Weyerhaeuser currently owns a 49% interest in the Partnership, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

  Canadian Competition Act. Under the provisions of the Competition Act (Canada) (the "Canadian Act"), the acquisition of Shares under the Offer may be consummated after the expiration of a 7-calendar day waiting period commenced by the filing by Weyerhaeuser of a short-form premerger filing under the Canadian Act with respect to the Offer, unless Weyerhaeuser receives a request to complete a long-form filing prior to the expiration of the 7-calendar day waiting period, in which case a long-form filing must be made, after completion of which a 21-day calendar day waiting period is mandated. These waiting periods are expected to be doubled by legislative changes that may be implemented in respect of premerger notification filings under the Canadian Act made after mid-December 1999. Weyerhaeuser expects to make a short-form filing under the Canadian Act in the near future. Before or after the waiting periods referred to above have expired, upon application by the Commissioner of Competition under the Canadian Act (the "Commissioner") which certifies that in the Commissioner's opinion more time is required to complete his inquiry into the Offer, the Canadian Competition Tribunal may issue an interim order forbidding any person from, among other things, completing the Offer. The interim order shall not have a term longer than thirty days; on further application by the Commissioner that he is unable to complete an inquiry within the period specified in the order because of circumstances beyond his control, the Canadian Competition Tribunal may extend the duration of the order to a day not more than sixty days after the order takes effect. In the course of his inquiry, the Commissioner may request additional information. In practice, complying with such requests can take a significant amount of time. In addition, if the Commissioner raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the Commissioner concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration of the applicable waiting periods under the Canadian Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

  The Merger will not require an additional filing under the Canadian Act if the Purchaser owns more than 50% of the outstanding Shares at the time of the Merger or if the Merger is completed within one year after the making of the premerger notification filings under the Canadian Act.

  The Commissioner frequently scrutinizes the legality under the Canadian Act of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Commissioner could take such action under the Canadian Act as he deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Weyerhaeuser or its subsidiaries. There can be no assurance that a challenge to the Offer under the Canadian Act will not be made or, if such a challenge is made, of the result thereof.

  Other Foreign Laws. The Company and certain of its subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. The Purchaser is seeking further information regarding the applicability of any such laws and currently intends to take such action as may be required or desirable. If any foreign Governmental Entity takes any action prior to the completion of the Offer that might have certain adverse effects, the Purchaser will not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

16. Fees and Expenses

  Morgan Stanley is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to the Purchaser and Weyerhaeuser in connection with the Offer. Weyerhaeuser has agreed to pay Morgan Stanley its customary fee for such services pursuant to an engagement letter dated November 15, 1999, between Weyerhaeuser and Morgan Stanley. Weyerhaeuser has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses, including the fees and expenses of its counsel and any other advisor retained by Morgan Stanley in connection with its engagement, and to indemnify Morgan Stanley and certain related persons against certain liabilities and expenses, including certain liabilities under federal securities laws.

  In the ordinary course of its business, Morgan Stanley engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in debt or equity securities or senior loans of the Company.

  The Purchaser and Weyerhaeuser have retained Georgeson Shareholder Communications Inc. to act as the Information Agent and the First Chicago Trust Company of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

  Neither the Purchaser nor Weyerhaeuser will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. Miscellaneous

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Weyerhaeuser is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Weyerhaeuser becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or to make any representation on behalf of the Purchaser or Weyerhaeuser not contained herein or in the Letter of Transmittal and, if given or made, such Information or representation must not be relied upon as having been authorized.

  The Purchaser and Weyerhaeuser have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to

Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the Commission) .

                                          WTJ, INC.

November 30, 1999

                                                                     SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                        WEYERHAEUSER AND THE PURCHASER

  1. Directors and Executive Officers of Weyerhaeuser. The name, business address, present principal occupation or employment and employment history of each of the directors and executive officers of Weyerhaeuser are set forth below. All such directors and executive officers listed below are citizens of the United States except Mr. Mazankowski, who is a citizen of Canada. Unless otherwise indicated, the principal business address of each director or executive officer is 33663 Weyerhaeuser Way South, Federal Way, Washington, 98003.

  Name, Age and Business       Present Principal Occupation or Employment;
          Address           Material Positions Held During the Past Five Years
  ----------------------    --------------------------------------------------
W. John Driscoll, 70....... Mr. Driscoll, a director of Weyerhaeuser since
                            1979, was chairman of Rock Island Company (private
                            investment company) until his retirement in 1994.
                            He is also a director of Comshare Incorporated,
                            Northern States Power Company, John Nuveen &
                            Company and The St. Paul Companies, Inc.

Philip M. Hawley, 74....... Mr. Hawley, a director of Weyerhaeuser since 1989, is chairman and chief executive officer of Krause
                            Furniture, Inc. (retailing). He was chairman and
                            chief executive officer of Broadway Stores, Inc.
                            (retailing) (formerly Carter Hawley Hale Stores,
                            Inc.) until his retirement in 1993. He was
                            chairman of the California Retailers Association
                            from 1993 to 1995. He is a director of Atlantic
                            Richfield Company and Johnson & Johnson.

Robert J. Herbold, 57...... Mr. Herbold, director since 1999, is executive vice president and chief operating officer of
                            Microsoft Corporation. Mr. Herbold joined
                            Microsoft in November 1994, and was formerly
                            senior vice president, advertising and information
                            services, at The Procter & Gamble Company. He is
                            also a director of Browning-Ferris Industries,
                            Inc. and a member of the Advertising Council, the
                            Washington Roundtable, the James Madison Council
                            of the Library of Congress, and the Board of
                            Trustees of Case Western Reserve University.

Martha R. Ingram, 64....... Mrs. Ingram, a director of Weyerhaeuser since
                            1995, has been chairman of Ingram Industries Inc.
                            (microcomputer book and video distribution, and
                            inland barging) since 1995, a member of the board
                            since 1981 and was director of public affairs from
                            1979 to 1995. She is also a director of Ingram
                            Micro, Inc., Baxter International Inc. and First
                            American Corporation. Mrs. Ingram was chairman of
                            the 1996 Tennessee Bicentennial Commission and
                            serves on the boards of Vassar College, Ashley
                            Hall and Vanderbilt University.

John I. Kieckhefer, 55..... Mr. Kieckhefer, a director of Weyerhaeuser since
                            1990, has been president of Kieckhefer Associates,
                            Inc. (investment and trust management) since 1989
                            and was senior vice president prior to that time.
                            He has been engaged in commercial cattle
                            operations since 1967 and is a trustee of J. W.
                            Kieckhefer Foundation, an Arizona charitable
                            trust.

Arnold G. Langbo, 62....... Mr. Langbo, director since 1999, has been Kellogg
                            Company's chairman since January 1, 1992. Mr.
                            Langbo joined Kellogg Canada Inc. in November 1956
                            and was elected president, chief operating officer
                            and a director of Kellogg Company in December
                            1990. He was chief executive officer from 1992 to
                            April 1999. Mr. Langbo, is a member of the board
                            of directors of Atlantic Richfield Co., Johnson &
                            Johnson and Whirlpool Corporation. He also serves
                            on the board of the Grocery Manufacturers of
                            America, International Youth Foundation, the
                            advisory board of the J.L. Kellogg Graduate School
                            of Management at Northwestern University and the
                            Business Roundtable.

Rt. Hon. Donald F.          Mr. Mazankowski, a director of Weyerhaeuser since
 Mazankowski, 64........... 1997, was a Member of Parliament, Government of
                            Canada, from 1968 to 1993, served as Deputy Prime
                            Minister from 1986-1993 and Minister of Finance
                            from 1991 to 1993. He is also a director of the
                            Power Group of Companies, Canadian Utilities Ltd.,
                            Shaw Communications Inc., IMC Global Inc., Gulf
                            Canada Resources Ltd., Gulf Indonesia Resources
                            Ltd., Golden Star Resources Ltd. and Weyerhaeuser
                            Canada Ltd., a wholly owned subsidiary of
                            Weyerhaeuser. He is also a member of the Board of
                            Governors of the University of Alberta.

Steven R. Rogel, 57........ Mr. Rogel, a director of Weyerhaeuser since 1997, has been the Company's president and chief
                            executive officer since December 1997 and Chairman
                            since April 1999. Prior to joining Weyerhaeuser he
                            served as the president and chief executive
                            officer of Willamette Industries, Inc. from 1995
                            to 1997 and as president and chief operating
                            officer from 1991 to 1995. He is also a director
                            of Fred Meyer, Inc. and the Cascade Pacific
                            Council Boy Scouts of America.

William D. Ruckelshaus,     Mr. Ruckelshaus, a director of Weyerhaeuser since
 67........................ 1989, has been chairman of Browning-Ferris
                            Industries, Inc. (waste services) since 1988 and
                            from 1988 to 1995 was chairman and chief executive
                            officer until his retirement in 1995. He has been
                            president of William D. Ruckelshaus Associates
                            since 1987. He was administrator, Environmental
                            Protection Agency from 1983 to 1985 and a senior
                            vice president of Weyerhaeuser from 1976 to 1983.
                            He is also a director of Cummins Engine Company,
                            Inc., Monsanto Company, Nordstrom, Inc., and
                            Gargoyles, Inc.

Richard H. Sinkfield, 57... Mr. Sinkfield, a director of Weyerhaeuser since
                            1993, is a senior partner in the law firm of Rogers and Hardin in Atlanta, where he has been a partner since 1976. He is also a director of the United Auto Group, Inc, Metropolitan Atlanta
                            Community Foundation, Inc. and the Atlanta College of Art. He is a member of the Board of Trust of Vanderbilt University and of the Board of Governors of the State Bar of Georgia. He is a former chairman of the board of Atlanta Urban
                            League, Inc.

James N. Sullivan, 62...... Mr. Sullivan, a director of Weyerhaeuser since
                            1998, is vice-chairman of the board of Chevron
                            Corporation (international oil company) where he
                            has been a director since 1988. He joined Chevron
                            in 1961 as a Process Engineer, was elected a vice-
                            president in 1983 and assumed his present position
                            in 1989. He is a member of the Board of Trustees
                            of the University of San Francisco, the California
                            Academy of Sciences and the Committee for Economic
                            Development. He is a director of the American
                            Petroleum Institute and the United Way of the Bay
                            Area.

George H. Weyerhaeuser,     Mr. Weyerhaeuser, has been a director of
 73........................ Weyerhaeuser since 1960 and was chairman of
                            Weyerhaeuser from 1988 to April 1999. He joined
                            Weyerhaeuser in 1949, became its president in 1966
                            and was chief executive officer from 1966 to 1991.
                            He is also a director of The Boeing Company,
                            Chevron Corporation and SAFECO Corporation and a
                            member of The Business Council.

Ambassador Clayton K.       Ambassador Yeutter, director of Weyerhaeuser since
 Yeutter, 68............... 1999, is Of Counsel to Hogan & Hartson. Between
                            1985 and 1988 Ambassador Yeutter served as U.S.
                            Trade Representative. He has also served as
                            Secretary of Agriculture and National Chairman of
                            the Republican Party. He is a director of
                            Caterpillar, Inc.; ConAgra, Inc.; Farmers
                            Insurance Company; FMC Corporation; Oppenheimer
                            Funds; Texas Instruments and Zurich Financial
                            Services.

William R. Corbin, 58...... Mr. Corbin has been executive vice president, Wood
                            Products for Weyerhaeuser since 1998. Prior to
                            assuming his current position, he served as
                            executive vice president, Timberlands and
                            Distribution, from 1995 to 1998 and executive vice
                            president, Wood Products, from 1992, when he
                            joined Weyerhaeuser, to 1995. Mr. Corbin serves on
                            the board of directors of Weyerhaeuser Canada Ltd.
                            and is a member of the management board of the
                            World TimberFund, a trustee and executive
                            committee member of the Weyerhaeuser Company
                            Foundation and a member of the company's policy
                            committee. He is an advisory board member of both
                            the University of Washington's School of Business
                            Administration and college of Forest Resources. He
                            serves as vice president and an executive
                            committee member of the Mountains to Sound
                            Greenway Trust and is a charter member of the
                            International Advisory Board of the Institute for
                            Environment and Natural Resource Policy at the
                            University of Wyoming.

C. William Gaynor, 59...... C. William Gaynor has been a senior vice president, Canada, of Weyerhaeuser since September
                            1999 and has been president and chief executive
                            officer of Weyerhaeuser Canada, Ltd., a wholly
                            owned subsidiary of Weyerhaeuser, since 1998. In
                            his 25 years with Weyerhaeuser, he has held
                            numerous management positions and served as vice
                            president and general manager--Saskatchewan
                            Division of Weyerhaeuser Canada, Ltd. from 1987 to
                            1998. Mr. Gaynor has been a

                             member of the Saskatchewan Provincial Action
                             Committee on the Economy, the Roundtable on Environment and Economy and past-president of the Saskatchewan Chamber of Commerce.

Richard C. Gozon, 61........ Mr. Gozon joined Weyerhaeuser on June 1, 1994, as executive vice president for Pulp, Paper and
                             Packaging. Prior to that he was president and
                             chief operating officer of Alco Standard
                             Corporation (distributor of paper and office
                             equipment). He is a director of U.G.I.
                             Corporation, The Triumph Group and AmeriSource
                             Health Corporation. He served as a director of
                             Alco Standard Corporation from 1984 to 1993 and
                             served on the board of trustees for Children's
                             Hospital of Philadelphia from 1992 to 1994.

Richard E. Hanson, 59....... Mr. Hanson is a senior vice president of
                             Timberlands. During his 29-year career with
                             Weyerhaeuser, he has held numerous management
                             positions in the timberlands, wood products and
                             paper businesses. Most recently, he served as vice
                             president, Western Timberlands from February 1996
                             to November 1998. Mr. Hanson serves on the board
                             of directors of the Oregon Forest Industries
                             Council and Operating Committee, the advisory
                             committee of the Oregon State University Forest
                             Research Laboratory, and the board of trustees for
                             the Oregon Zoo.

Steven R. Hill, 52.......... Mr. Hill has been senior vice president, human resources since 1990 and was vice president, human
                             resources from 1986 to 1990. He began his
                             association with Weyerhaeuser as a forester in
                             1968. He joined Corporate Human Resources in 1980.
                             Mr. Hill was appointed to the board of directors
                             of Weyerhaeuser Canada Ltd., in February 1996. He
                             is a director of the Tacoma YMCA and Seattle
                             Symphony and serves as trustee for both the
                             Greater Tacoma Community Foundation and the
                             Weyerhaeuser Foundation.

Mack L. Hogans, 50.......... Mr. Hogans has been senior vice president,
                             Corporate Affairs since April 1995. He was the
                             director of Government Affairs and public-policy
                             issues management before being appointed vice
                             president of Government Affairs in December 1990.
                             Mr. Hogans serves as a board member for The
                             Association of Washington Business, the Washington
                             Council on International Trade, the Seattle
                             Chamber of Commerce and the University of Puget
                             Sound, the Zion Preparatory Academy, the Public
                             Affairs Council, the Discovery Institute and The
                             Nature Conservancy.

William C. Stivers, 61...... Mr. Stivers has been executive vice president and chief financial officer of Weyerhaeuser since 1998
                             and was senior vice president and chief financial
                             officer from 1990 to 1998. Mr. Stivers is a
                             director and officer of various Weyerhaeuser
                             subsidiaries and affiliates. In addition, he is a
                             director of the Factory Mutual Insurance Co. and
                             is chairman of the Financial Management Committee
                             of the American Forest & Paper Association.

George H. Weyerhaeuser, Jr.,  Mr. Weyerhaeuser Jr., serves as senior vice
 46.........................  president, technology, responsible for corporate research and development. He also is chairman of
                              the board of Weyerhaeuser Canada and currently
                              serves as chairman of the Pulp and Paper Research
                              Institute of Canada, chair of the Canadian
                              National Advisory Board on Forestry Research and
                              chairman of the Forest Alliance of British
                              Columbia. He is a director of the Dietzen
                              Corporation and Clearwater Management Company and
                              a board member of the Thea Foss Waterway Public
                              Development Authority. He served as president and
                              chief executive officer of Weyerhaeuser Canada
                              from 1993 to 1998.

  2. Directors and Executive Officers of the Purchaser. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is WTJ, Inc. in care of Weyerhaeuser, 33663 Weyerhaeuser Way South, Federal Way, Washington, 98003. All such directors and executive officers listed below are citizens of the United States. Further information concerning the directors and executive officers listed below, each of whom also serves as an executive officer of Weyerhaeuser, is provided above.

  Name, Age and Business       Present Principal Occupation or Employment;
          Address           Material Positions Held During the Past Five Years
  ----------------------    --------------------------------------------------
Robert A. Dowdy, 58........ Robert A. Dowdy, a director and vice president of the Purchaser, has been an attorney with
                            Weyerhaeuser Company since 1972; a senior legal
                            counsel from 1974 to 1986; assistant general
                            counsel 1986 to 1991; deputy general counsel from
                            1991 to 1997 and vice president and general
                            counsel since 1997. Mr. Dowdy is a member of the
                            Association of General Counsel; the American
                            Forest and Paper Association, General Counsel's
                            Committee; the Advisory Council of the Kitsap
                            County Foundation; and the Board of Law Fund.

Sandy D. McDade, 47........ Sandy D. McDade, a director and vice president of the Purchaser, has been an attorney with
                            Weyerhaeuser since 1980, a senior legal counsel
                            from 1989-1998, Assistant General Counsel since
                            1998 and Corporate Secretary since 1993. Mr.
                            McDade has been chair of the Corporate Law
                            Department Section of the Washington State Bar
                            Association and serves on the Camping Services
                            Board of the Seattle Metropolitan YMCA.

William R. Corbin, 58...... Vice president. Additional information provided above.

Scott R. Marshall, 53...... Mr. Marshall is a vice president of the Purchaser and has served as the vice president, Policy,
                            Finance & Strategic Planning, Timberlands for
                            Weyerhaeuser since 1991. Mr. Marshall is a member
                            of the Technical Association of the Pulp and Paper
                            Industry, the Society of American Foresters,
                            Forest Products Research Society, BOD Foundation
                            for Russian-American Economic Cooperation, World
                            TimberFund Management Committee and the Executive
                            Committee of the Board of Directors for APEC.

Steven R. Rogel, 57........ President. Additional information provided above.

William C. Stivers, 61..... Vice president. Additional information provided above.

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:
                    First Chicago Trust Company Of New York

        By Mail:             By Overnight Courier:            By Hand:



   First Chicago Trust        First Chicago Trust        First Chicago Trust
         Company                    Company                    Company
       of New York                of New York                of New York
    Corporate Actions      Corporate Actions, Suite    c/o Securities Transfer
       Suite 4660                    4660                        and
      P.O. Box 2569          525 Washington Blvd.,     Reporting Services Inc.
 Jersey City, NJ 07303-            3rd Floor           Attn. Corporate Actions
          2569               Jersey City, NJ 07310       100 William Street,
                                                              Galleria

                                 By Facsimile:           New York, NY 10038

                                (201) 324-3402
                                      or
                                (201) 324-3403

                             Confirm by Telephone:
                                (201) 222-4707

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective telephone numbers and location listed below. You may also contact your banker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                               [LOGO] GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.
                          17 State Street, 10th Floor
                           New York, New York 10004
                Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064

                     The Dealer Manager for the Offer is:

                          MORGAN STANLEY DEAN WITTER

                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                           New York, New York 10036
                                (212) 761-6531